   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 1997



                                                      REGISTRATION NO. 333-38177

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                          REGISTRATION STATEMENT UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                           MADE2MANAGE SYSTEMS, INC.

             (Exact name of registrant as specified in its charter)

           INDIANA                           7372                  35-1665080
 (State or other jurisdiction    (Primary S.I.C. Code Number)   (I.R.S. Employer
     of incorporation or                                         Identification
        organization)                                                 No.)

                                9002 PURDUE ROAD
                          INDIANAPOLIS, INDIANA 46268
                                 (317) 875-9750
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                STEPHEN R. HEAD
 VICE PRESIDENT, FINANCE AND ADMINISTRATION, CHIEF FINANCIAL OFFICER, SECRETARY
                                 AND TREASURER
                           MADE2MANAGE SYSTEMS, INC.
                                9002 PURDUE ROAD
                          INDIANAPOLIS, INDIANA 46268
                                 (317) 875-9750
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

        STEVEN K. HUMKE, ESQ.                     RUBI FINKELSTEIN, ESQ.
      Ice Miller Donadio & Ryan             Orrick, Herrington & Sutcliffe LLP
    One American Square, Box 82001                   666 Fifth Avenue
   Indianapolis, Indiana 46282-0002              New York, New York 10103
            (317) 236-2394                            (212) 506-5000

                           --------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED            BE REGISTERED(1)      PER SHARE(2)     OFFERING PRICE(2)         FEE(3)
Common Stock (no par value).................   2,587,500 shares         $10.00           $25,875,000            $7,841



(1) Includes 337,500 shares of Common Stock that may be sold if the over-allotment option granted to the Underwriters is exercised in full. See "Underwriting."


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).


(3) $7,667 previously paid in connection with initial filing.

                           --------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 24, 1997



                                2,250,000 SHARES


                                     [LOGO]
                                  COMMON STOCK
                                ----------------


Of the 2,250,000 shares of Common Stock offered hereby (the "Shares"), 2,050,000 Shares are being sold by Made2Manage Systems, Inc. (the "Company") and 200,000 Shares are being sold by certain shareholders of the Company. The Company will not receive any of the proceeds from the sale of Shares by the selling shareholders, including those referenced below (the "Selling Shareholders"). See "Principal and Selling Shareholders." Prior to this offering there has been no public market for the Common Stock. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. It is currently anticipated that the initial public offering price will be between $8.50 and $10.00 per share. The Common Stock has been approved for quotation on The Nasdaq National Market under the symbol "MTMS" subject to official notice of issuance.

                            ------------------------


THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. FOR A SUMMARY OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS," COMMENCING ON PAGE 5 OF THIS PROSPECTUS.

                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
         HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY
                    OR ADEQUACY OF THIS PROSPECTUS. ANY
                           REPRESENTATION TO THE
                             CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                                                               PROCEEDS TO
                                     PRICE TO          UNDERWRITING        PROCEEDS TO           SELLING
                                    PUBLIC(1)          DISCOUNTS(1)         COMPANY(2)         SHAREHOLDERS
Per Share.....................          $                   $                   $                   $
Total(3)......................          $                   $                   $                   $

(1) The initial public offering price will be determined by agreement between the Company and the Representatives of the several Underwriters in accordance with the recommendation of a "qualified independent underwriter" as required by the Rules of the National Association of Securities Dealers, Inc. The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $550,000.


(3) Certain shareholders have granted the Underwriters a 45-day option to purchase up to 337,500 additional shares of Common Stock solely for the purpose of covering over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Proceeds to Selling Shareholders will be $ , $ and $ , respectively. See "Underwriting."


                         ------------------------------

The Shares are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that delivery of the certificates representing such shares will be made against payment therefor at the office of First Albany
Corporation, New York, New York on or about December   , 1997.
First Albany Corporation
                              Van Kasper & Company

                                                            RvR Securities Corp.



                THE DATE OF THIS PROSPECTUS IS DECEMBER   , 1997

The inside front cover of the prospectus contains four photographs of individuals performing their jobs and in the middle of the pictures the following text appears: "Power to the People." Below the photographs is the following text: "Manufacturing Software That Gives Your People The Power To Work Better, Together."



The inside cover page of the Prospectus then folds out and a schematic of the various functions of Made2Manage appears. In the center of this fold-out, the following words appear in a pyramid: Production, Finance, EIS, and Sales. Around the pyramid is a circle containing the following words in clockwise order:
"Internet, Reporting and Messaging." Then in a concentric circle surrounding the initial circle is the word "Vendor" on the right side of the concentric circle, and on the left side is the word "Customer."



Stemming outward from this circle are six rays connecting a graphic and text summarizing the feature displayed. The following is a summary of the graphic and the exact language of the text. This summary begins with the ray extending vertically upward from the center and continues in clockwise describing all graphics and corresponding text.



1. The first ray connects the word "Production" in the center circle with a three graphics and text. The main graphic is a computer screen illustrating the Job Packet feature of Made2Manage. To the right of the main graphic are a small picture of a welder and a small blow-up from the computer screen tool bar which contains the following abbreviation "Prod." To the right of the main graphic is the following text:



    "JOB ORDERS



    Made2Manage provides an easy-to-use, yet sophisticated job order tracking feature. Because of the central database, the information related to a job is available at the touch of a button from this screen. The Job Packet is a unique feature that lets users view items on screen, thereby eliminating the traditional paper documents that accompany a job through production. Complete integration makes this possible."



2. The second ray connects the word "Internet" in the center circle with two graphics and text. The main graphic is a computer screen of the Microsoft Internet Explorer feature. To the right of the screen is a small graphic of an individual performing his job. To the right of the main graphic is the following text:



    "INTERNET



    Made2Manage's Internet Applications provide "self-service" access to critical business information for your remote employees as well as access to services for your customers and preferred vendors. Available to selected individuals "on-demand" from anywhere via browser access, information and services can keep people better informed and coordinated."



3. The third ray connects the word "Finance" in the center circle with three graphics and text. The main graphic is a computer screen illustrating the reporting function of Made2Manage. To the right of the main graphic are a small graphic of an individual performing his job and a small blow-up from the computer screen tool bar which contains the word "Finance." Below the main graphic is the following text:



    "REPORTING



    Made2Manage supports a variety of reporting needs. Information about the business is readily available. Users have the flexibility of using or modifying standard Made2Manage reports or creating reports with the report customization feature."



4. The fourth ray connects "EIS" in the center circle with two graphics and text. The main graphic is a computer screen illustrating the EIS function of Made2Manage. To the right of the screen is a small blow-up from the computer screen tool bar which contains "EIS." To the left of the graphic is the following text:



    "EIS



    The Executive Information System was developed just for management and made to be easy to use. By means of exception reporting, EIS overviews display real-time information on critical key indicators about the business. More detailed reports are then available at the push of a button, which can then be graphed as needed. Reports and graphs can be viewed or printed."



5. The fifth ray connects the word "Sales" in the center circle with three graphics and text. The main graphic is a computer screen illustrating the Product Configurator function of Made2Manage. To the right of the main graphic is a small graphic of an individual performing his job and a small blow-up from the computer screen tool bar which contains the word "Sales." Below the main graphic is the following text.



    "PRODUCT CONFIGURATOR



    Made2Manage's Product Configurator helps Order Entry and Sales personnel configure a custom product using a question and answer format. On-line graphics, help files and document links provide all the information needed to configure a product. Product Configurator will then create a bill of material and rating for each item of a quote or sales order for use by manufacturing."



6. The sixth ray connects the word "Messaging" in the center circle with three graphics and text. The main graphic is a computer screen illustraing the Notifier function of Made2Manage. To the right of the main graphic is a small graphic of an individual performing her job and a small blow-up from the computer screen tool bar which contains the word "Notifier." Below the main graphic is the following text.



    "MESSAGING



    Workflow-enabled messaging is possible throughout the enterprise and the supply chain with Notifier. Notifier will automatically send messages to customers, employees, or vendors when pre-defined events occur. Messages can be sent by fax, e-mail or pop-up message."

                            ------------------------


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."



"MADE2MANAGE" IS A REGISTERED TRADEMARK OF THE COMPANY, AND "NOTIFIER" IS A TRADEMARK OF THE COMPANY FOR WHICH A FEDERAL REGISTRATION IS PENDING. THIS PROSPECTUS ALSO INCLUDES TRADE NAMES AND TRADEMARKS OF OTHER COMPANIES.

                               PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS," AND THE COMPANY'S FINANCIAL STATEMENTS AND RELATED NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY


Made2Manage Systems, Inc. (the "Company") develops, markets and supports fully integrated, Microsoft Windows-based business applications software for manufacturers. The Company's principal product, Made2Manage for Windows ("Made2Manage"), is an enterprise resource planning ("ERP") software application designed to meet the unique needs of small and midsize discrete manufacturers engaged in engineer-to-order, make-to-order, make-to-stock and mixed mode operations. Made2Manage is a comprehensive application suite designed to be the only business software these manufacturers need to effectively manage their entire organizations, and includes customer order management, manufacturing resource planning and scheduling, materials management, decision support and data warehousing, and finance and accounting. Since its introduction in late 1995, Made2Manage has been licensed by more than 500 manufacturers in North America, primarily in the United States. In addition, the Company continues to support more than 150 manufacturing sites using the DOS-and UNIX-based predecessors of Made2Manage.



The Company strategically targets manufacturers with annual revenues of between $5 million and $50 million with a scalable product designed to support its customers' growth. Advanced Manufacturing Research, Inc. ("AMR"), an independent market research firm, has estimated that the ERP software market reached $7.2 billion in 1996 and projected that the market will grow at an average annual rate of over 34% for the next five years. While the largest share of the ERP software market in 1996 was attributable to applications aimed at large manufacturers, the Company believes that the small and midsize segment of the market is not only rapidly growing, but is also fragmented and underserved. In addition, Windows NT is emerging as the platform of choice among small and midsize manufacturing operations.



Unlike many competing ERP software applications, Made2Manage is a native, 32-bit product that takes full advantage of the Microsoft Windows and Windows NT platforms. Furthermore, Made2Manage was designed specifically as an integrated business solution for small and midsize manufacturers, providing simplicity of operation, rapid implementation, ease of administration and low total cost of ownership. It is a fully integrated solution providing easy access to shared information from all functional areas of a manufacturing organization. Made2Manage improves information flow throughout a company and across the supply chain. This enables a manufacturer to better meet the needs of its customers and realize numerous competitive advantages, including the ability to customize production, shorten manufacturing cycles and improve customer service.



The Company's objective is to be a leading provider of fully-integrated ERP software solutions for manufacturers in its target market. The Company's strategy for achieving this objective includes (i) maintaining its focus on the unique requirements of small and midsize manufacturers; (ii) expanding its distribution channels by increasing its direct sales and marketing force, strengthening its relationship with value added resellers ("VARS") and exploring international expansion opportunities; (iii) evaluating potential strategic acquisitions; (iv) capitalizing on Year 2000 replacement opportunities; (v) leveraging the scalable functionality and flexibility of its products to accommodate customer growth; and (vi) continuing to achieve high levels of customer satisfaction.


The Company was incorporated under the laws of Indiana as Teksyn, Inc. in 1986 and changed its name to Made2Manage Systems, Inc. in 1995. The Company's principal executive offices are located at 9002 Purdue Road, Indianapolis, IN 46268, and its telephone number is (317) 875-9750.

                                  THE OFFERING


Shares offered by the Company...................  2,050,000 Shares
Shares offered by the Selling Shareholders......  200,000 Shares
Common Stock to be outstanding after the          5,011,299 shares of Common Stock(1)
  offering......................................
Use of proceeds.................................  For repayment of certain indebtedness, capital expenditures, and other general
                                                  corporate purposes. See "Use of
                                                  Proceeds."
Nasdaq National Market Symbol...................  MTMS


                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                        NINE MONTHS
                                                                                                    ENDED SEPTEMBER 30,
                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------  --------------------
                                                                     1994       1995       1996       1996       1997
                                                                   ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
  Total revenue..................................................  $   4,452  $   5,935  $   9,379  $   6,138  $  11,041
  Operating income...............................................        546        447        700        374        573
  Income tax provision (benefit)(2)..............................          5          6     (1,028)        17        197
  Net income.....................................................        443        392      1,606        299        323
  Pro forma net income per share(3)..............................                              .61                   .15
  Pro forma average number of shares(3)..........................                            2,846                 2,886
  Supplemental pro forma net income per share(3)(4)..............                              .63                   .13
  Supplemental pro forma average number of shares(3)(4)..........                            2,531                 2,544



                                                                                              SEPTEMBER 30, 1997
                                                                                           -------------------------
                                                                                            ACTUAL    AS ADJUSTED(5)
                                                                                           ---------  --------------
BALANCE SHEET DATA:
  Cash and cash equivalents..............................................................  $   1,856    $   17,998
  Working capital........................................................................      1,222        17,630
  Total assets...........................................................................      8,566        24,708
  Long-term obligations, less current portion............................................        733        --
  Total shareholders' equity.............................................................      2,485        19,626


------------------------------

(1) Based on shares outstanding at September 30, 1997, including conversion of 1,479,824 shares of convertible preferred stock ("Convertible Preferred Stock") convertible into the same number of shares of Common Stock, and including (i) 1,060,785 shares of Common Stock issuable upon the exercise of stock options outstanding as of September 30, 1997, of which 399,867 were exercisable as of that date, and (ii) 14,063 shares of Common Stock issuable upon the exercise and conversion of warrants outstanding as of September 30, 1997. See "Capitalization," "Management--Stock Option Plan" and Note 5 of Notes to Financial Statements.



(2) Net income for the year ended December 31, 1996 includes an income tax benefit of $1.2 million or $.44 per share resulting from the reversal of a valuation allowance which had been established to offset future tax benefits of net operating loss carryforwards. The valuation allowance was reversed during 1996 based on management's analysis which considered the Company's profitable operating results and future outlook because of the market acceptance of its Windows product. As a result of this analysis, management determined it was more likely than not that the deferred income taxes at December 31, 1996 would be realized. For subsequent periods the Company has provided for income taxes utilizing federal and state statutory income tax rates. See Note 7 of Notes to Financial Statements.


(3) Computed on the basis described in Note 1 of Notes to Financial Statements.

(4) Supplemental pro forma net income per share has been determined in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128").


(5) Adjusted to reflect the exercise and conversion of outstanding warrants to purchase 14,063 shares of Common Stock and the sale of 2,050,000 Shares offered by the Company hereby (after deducting the estimated underwriting discounts and offering expenses payable by the Company), assuming an initial public offering price of $9.25 per share, and the receipt of net proceeds therefrom.

                         ------------------------------


EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS, INCLUDING FINANCIAL INFORMATION, SHARE AND PER SHARE DATA: (I) REFLECTS THE AUTOMATIC CONVERSION OF ALL OF THE SHARES OF THE COMPANY'S OUTSTANDING CONVERTIBLE PREFERRED STOCK INTO SHARES OF COMMON STOCK ON A ONE-FOR-ONE BASIS UPON THE COMPLETION OF THIS OFFERING; (II) REFLECTS THE EXERCISE AND CONVERSION OF OUTSTANDING WARRANTS FOR 14,063 SHARES OF COMMON STOCK; AND (III) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION TO PURCHASE UP TO 337,500 SHARES OF COMMON STOCK. SEE "UNDERWRITING."

                                  RISK FACTORS

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH FORWARD-LOOKING STATEMENTS MAY BE DEEMED TO INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY AND ITS MANAGEMENT WITH RESPECT TO (I) THE COMPANY'S STRATEGIC PLANS, (II) THE POLICIES OF THE COMPANY REGARDING CAPITAL EXPENDITURES, FINANCING OR OTHER MATTERS AND (III) INDUSTRY TRENDS AFFECTING THE COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS. ACTUAL RESULTS OR EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN ANY FORWARD-LOOKING STATEMENTS FOR THE REASONS DISCUSSED IN THIS SECTION AND THE SECTIONS ENTITLED "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS, OR FOR OTHER REASONS.

PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE SHARES OFFERED HEREBY.

FLUCTUATIONS OF QUARTERLY OPERATING RESULTS; SEASONALITY


The Company has experienced in the past, and expects to experience in the future, significant fluctuations in quarterly operating results. A substantial portion of the Company's software license revenue in each quarter is from licenses signed and product shipped in that quarter, and such revenues historically have been recorded largely in the third month of a quarter, with a concentration of revenues mostly in the last week of that third month. Accordingly, the Company's quarterly results of operations are difficult to predict, and delays in product delivery or in closings of sales near the end of a quarter could cause quarterly revenues and, to a greater degree, net income to fall substantially short of anticipated levels. In addition, the Company has experienced a seasonal pattern in its operating results, with the fourth quarter typically having the highest total revenues and operating income and the first quarter having historically reported lower revenues and operating income compared to the fourth quarter of the preceding year. Other factors, many of which are beyond the Company's control, that may contribute to fluctuations in quarterly operating results include the size of individual orders, the timing of product introductions or enhancements by the Company and its competitors, competition and pricing in the manufacturing software industry, market acceptance of new products, reduction in demand for existing products, the shortening of product life cycles as a result of new product introductions by the Company or its competitors, product quality problems, personnel changes, conditions or events in the manufacturing industry, and general economic conditions. The sales cycle for Made2Manage typically ranges from three to nine months. However, license signing may be delayed for a number of reasons outside the control of the Company. Since software is generally shipped as orders are received, the Company historically has operated without significant backlog. Because the Company's operating expenses are based on anticipated revenue levels and a high percentage of the Company's expenses are relatively fixed in the short term, small variations in the timing of revenue recognition can cause a significant fluctuation in operating results from quarter to quarter and may result in unanticipated quarterly earnings shortfalls or losses. In addition, the Company currently intends to increase its operating expenses in anticipation of continued growth and to fund expanded product development efforts. To the extent such expenses precede, or are not subsequently followed by, increased revenues, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results."


PRODUCT AND MARKET CONCENTRATION

All of the Company's revenues are currently derived from licenses of Made2Manage and related sales of support, services and hardware. In the near term, Made2Manage and related enhancements and services are expected to continue to account for substantially all of the Company's revenues. Accordingly, any event that adversely affects the sale of Made2Manage, such as competition from other products, significant quality problems, incompatibility with third party hardware or software products, negative publicity or evaluation, reduced market acceptance of, or obsolescence of the hardware platforms on, or software environments in, which Made2Manage operates, could have a material adverse effect on the Company's business, financial condition and results of operations.

The Company's business depends substantially upon the software expenditures of small and midsize manufacturers, which in part depend upon the demand for such manufacturers' products. A recession or other adverse event affecting manufacturing industries in the United States could impact such demand, forcing manufacturers in the Company's target market to curtail or postpone capital expenditures on business information systems. While in the long term the Company plans to distribute Made2Manage in international markets, the Company has no significant experience in international markets and there can be no assurance that such expansion can be successfully accomplished. Any adverse change in the amount or timing of software expenditures by the Company's target customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Product Development", "--Competition," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--The Product" and "Business--Competition."

DEPENDENCE ON THIRD PARTY TECHNOLOGIES


Made2Manage utilizes a variety of third party technologies, including operating systems and other applications developed and supported by Microsoft Corporation ("Microsoft"). There can be no assurance that Microsoft will continue to support the operating systems utilized by Made2Manage or that such operating systems will continue to be widely accepted in the Company's target market. Made2Manage relies heavily on Microsoft's Visual Studio, and there can be no assurance that Microsoft will not discontinue, or that it will continue to support, Visual Studio or any of its components. In addition, the Company utilizes a number of other programming tools and applications, including ActiveX, OLE, ODBC, OLEDB and Internet Information Server. The Company also sub-licenses and resells various third party products, including InstallShield, Microsoft Project and bar code hardware and software. There can be no assurance that these third party vendors will continue to support these technologies or that these technologies will retain their level of acceptance among manufacturers in the Company's target market. The occurrence of any of these events could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--The Product."


PRODUCT DEVELOPMENT

The Company's growth and future financial performance depend in part upon its ability to enhance existing applications and to develop and introduce new applications to incorporate technological advances and satisfy customer requirements or expectations. As a result of the complexities inherent in product development, there can be no assurance that either improvements to Made2Manage or applications the Company develops in the future will be delivered on a timely basis or ultimately accepted in the market. Any failure by the Company to anticipate or respond adequately to technological development or end-user requirements, or any significant delays in product development or introduction, could damage the Company's competitive position and have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence on Key Personnel," "--Product and Market Concentration," "--Competition," "Business--The Product" and "Business--Product Development."

DEPENDENCE ON KEY PERSONNEL

The Company's success depends to a significant extent upon a number of key employees, including members of senior management. None of the Company's employees is subject to an employment contract. The Company's ability to implement its business strategy is substantially dependent on its ability to attract, on a timely basis, and retain skilled personnel, especially sales, service and support personnel. Competition for such personnel is intense, and the Company competes for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources than the

Company. There can be no assurance that the Company will be successful in attracting and retaining skilled personnel. The loss of the services of one or more of the key employees or the failure to attract and retain qualified employees could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Management of Growth," "Business--Employees" and "Management--Executive Officers and Directors."

MANAGEMENT OF GROWTH

The Company has experienced rapid growth in its business and operations. While the Company has managed this growth to date, there can be no assurance that it will be able to effectively do so in the future. The ability of the Company to manage its growth successfully is contingent on a number of factors including its ability to implement and improve its own operational, financial and management information systems and to motivate and effectively manage its employees. If the Company were unable to manage future growth effectively, its business, financial condition and results of operations would be materially and adversely affected. See "--Dependence on Key Personnel," "Business--Competition," "Business-- Employees" and "Management--Executive Officers and Directors."

INSUFFICIENT CUSTOMER COMMITMENT

To obtain the maximum rewards of Made2Manage, customers must commit resources to implement and manage the product and to train their employees in the use of the product. The failure of customers to commit sufficient resources to those tasks or to carry them out effectively could result in customer dissatisfaction with Made2Manage. If a significant number of customers became dissatisfied, the Company's reputation could be tarnished and the Company's business, financial condition and results of operations could be materially and adversely affected.

COMPETITION


The business management applications software market is intensely competitive, rapidly changing and significantly affected by new product offerings and other market activities. The Company faces competition from a variety of software vendors, including application software vendors, software tool vendors and relational database management systems vendors. A number of companies offer Windows compatible products that are directed at the market for ERP systems. The technologies the Company used to develop Made2Manage are generally available and widely known and include technologies developed by Microsoft. There can be no assurance that the Company's competitors will not develop products based on the same technology upon which Made2Manage is based. The Company's competitors include a large number of software and system vendors, including Dataworks Corporation, Effective Management Systems, Inc., Fourth Shift Corporation, and Symix Computer Systems which are public companies, and Lilly Software Associates, which is a private company. In addition, there are numerous national and regional vendors that offer alternative systems. Several software companies that have traditionally marketed ERP systems to larger manufacturers, including Baan Company, J.D. Edwards & Company, PeopleSoft, Inc., QAD, Inc. and SAP America, Inc., have announced initiatives to market ERP systems to midsize manufacturers. Many of the Company's existing competitors, as well as a number of potential competitors, have significantly greater financial, technical and marketing resources and a larger installed base of customers than the Company. There can be no assurance that such competitors will not offer or develop products that are superior to Made2Manage or that achieve greater market acceptance. If such competition were to result in significant price declines or loss of market share by Made2Manage, the Company's business, financial condition and results of operation would be adversely affected. See "Business--Competition."

RELATIONSHIPS WITH VALUE ADDED RESELLERS

Historically, the Company has distributed its software products through a direct sales force and a network of VARs. A significant portion of licenses of Made2Manage sold to new customers is sold by VARs. If some or all of the VARs in the Company's network reduce their efforts to sell Made2Manage, promote competing products or terminate their relationships with the Company, the Company's business, financial condition and results of operation would be materially and adversely affected. Furthermore, VARs frequently develop strong relationships with their customers, so if VARs in the Company's network criticize the Company or its products to their customers, the Company's reputation could be damaged, which could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Sales and Marketing."

PRODUCT LIABILITY AND LACK OF INSURANCE

The Company markets, sells and supports a software product used by manufacturers to manage their business operations and to store substantially all of their operational data. Software programs as complex as those offered by the Company may contain undetected errors or "bugs," despite testing by the Company, which are discovered only after the product has been installed and used by customers. There can be no assurance that errors will not be found in existing or future releases of the Company's software or that any such errors will not impair the market acceptance of these products. See "--Product and Market Concentration." A customer could be required to cease operations temporarily and some or all of its key operational data could be lost or damaged if its information systems fail as the result of human error, mechanical difficulties or quality problems in Made2Manage or third party technologies utilized by Made2Manage. The Company has insurance covering product liability or damages arising from negligent acts, errors, mistakes or omissions; however there can be no assurance that this insurance will be adequate. A claim against the Company, if successful and of a sufficient magnitude, could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON PROPRIETARY RIGHTS; RISK OF INFRINGEMENT

The Company relies primarily on a combination of trade secret, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to protect its proprietary rights. There can be no assurance that these protections will be adequate or that the Company's competitors will not independently develop products incorporating technology that is substantially equivalent or superior to the Company's technology. Furthermore, other than a pending United States patent application for software related to the Material Requirements Planning regeneration feature included in Made2Manage, the Company has no patents or patent applications pending, and existing copyright laws afford only limited protection. In the event that the Company is unable to protect its proprietary rights, the Company's business, financial condition and results of operations could be materially and adversely affected.

There can be no assurance that the Company will not be subject to claims that its technology infringes on the intellectual property of third parties, that the Company would prevail against any such claims or that a licensing agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. Any such claim, with or without merit, would likely be time consuming and expensive to defend and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Intellectual Property."

SUBSTANTIAL CONTROL BY SINGLE SHAREHOLDER


Following completion of the offering, Hambrecht & Quist ("H&Q") and its affiliates, as a group, will beneficially own approximately 32.8% of the Company's outstanding Common Stock. As a result, H&Q and its affiliates will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Concentration of stock ownership could also have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Shareholders" and "Underwriting."

EFFECT OF ANTITAKEOVER PROVISIONS


The Company's Amended and Restated Articles of Incorporation (the "Articles") authorize the Board of Directors to issue, without shareholder approval, up to two million shares of preferred stock with such rights and preferences as the Board of Directors may determine in its sole discretion. The Made2Manage System, Inc. Stock Option Plan (the "Stock Option Plan") provides that, unless a committee of the Company's Board of Directors decides to the contrary, all outstanding options vest and become immediately exercisable upon a merger or similar transaction. See "Management--Stock Option Plan." In addition, certain provisions of Indiana law could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. Further, certain provisions of Indiana law impose various procedural and other requirements that could make it more difficult for shareholders to effect certain corporate actions. The foregoing provisions could discourage an attempt by a third party to acquire a controlling interest in the Company without the approval of the Company's management even if such third party were willing to purchase shares of Common Stock at a premium over its then market price. See "Description of Capital Stock--Other Restrictions on Acquisition of Company."



BENEFITS OF OFFERING TO CURRENT SHAREHOLDERS AND MANAGEMENT



As a result of the offering contemplated by this Prospectus, assuming an initial public offering price per share of $9.25, the Company's existing shareholders, including certain members of the Company's management, will realize an immediate increase of $3.63 in the net tangible book value per share of their investment in the Company. See "Dilution." The offering also will result in the creation of a public market for the Company's Common Stock, which the Company believes will substantially increase the value of the interests in the Company held by existing shareholders, including management. Assuming an initial public offering price of $9.25 per share, the aggregate value of all shares of Common Stock held by the Company's management and all vested and unvested options to purchase shares of the Company's Common Stock granted to the Company's management will increase by approximately $3.9 million from the sum of the cost of such Common Stock and the exercise price of such options. Assuming that the Underwriters' over-allotment option is exercised in full, at an initial public offering price of $9.25 per share, the Selling Shareholders, including the Company's Chairman, will sell 537,500 shares of Common Stock and will realize proceeds, net of applicable underwriting discounts, of approximately $4.6 million, of which $430,000 of such net proceeds will be realized by the Company's Chairman. Other than the Chairman, no executive officer or director is selling any shares of Common Stock in the offering.


NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE; DILUTION

Prior to the offering contemplated by this Prospectus, there has been no public market for the Shares, and there can be no assurance that an active public market will develop or be sustained after the offering. The initial public offering price will be determined by negotiations between the Company and the Representatives, in accordance with the recommendation of a qualified independent underwriter, based upon a number of factors. The trading price of the Company's Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new applications by the Company or its competitors, the failure of the Company's earnings to meet the expectations of securities analysis and investors, as well as other events or factors. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price of many high technology companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Common Stock. Furthermore, purchasers of the Shares offered by this Prospectus will suffer an immediate and substantial dilution in the net tangible book value per share of the Common Stock from the initial public offering price. See "--Fluctuations of Quarterly Operating Results; Seasonality," "Underwriting" and "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


The sale of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price of the Shares. Upon completion of this offering, the Company will have outstanding an aggregate of 3,950,514 shares of Common Stock. The Shares sold in this offering will be freely tradeable without restriction under the Securities Act.



The remaining 1,700,514 shares of Common Stock are "Restricted Shares," certain of which are subject to restrictions under the Securities Act. Substantially all of the Restricted Shares are subject to lock-up agreements under which the holders have agreed not to sell or otherwise dispose of any of their shares for a period of six months after the date of this Prospectus without the prior written consent of the Company and First Albany Corporation. In its sole discretion and at any time without notice, First Albany Corporation may release all or any portion of the shares of Common Stock subject to the lock-up agreements. Of the Restricted Shares subject to lock-up agreements, approximately 390,000 will become available for sale in the public market immediately following expiration of the six month lock-up period, pursuant to Rule 144(k), and approximately 1,300,000 Restricted Shares subject to lock-up agreements will become eligible for sale in the public market following the expiration of the six month lock-up period, subject to the volume and other limitations of Rule 144 and Rule 701.



The Company also intends to file a registration statement covering the sale of shares of Common Stock reserved for issuance under the Stock Option Plan and the Made2Manage Systems, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan") approximately 30 days following the date of this Prospectus. As of September 30, 1997, there were options outstanding to purchase 1,060,785 shares of Common Stock at a weighted average price of $3.31 per share under the Company's Stock Option Plan, of which 399,867 shares of Common Stock were then vested and exercisable. All holders of options exercisable as of September 30, 1997 have signed six month lock-up agreements. On November 21, 1997, the Company adopted the Stock Purchase Plan. The Company has reserved 100,000 shares of Common Stock for issuance under the Stock Purchase Plan, but to date no Shares of Common Stock have been issued under the Stock Purchase Plan. Shares of Common Stock issued upon the exercise of options granted under the Stock Option Plan and under the Stock Purchase Plan will, with some restrictions in the case of the Stock Purchase Plan, become available for sale in the public market upon the registration of the Stock Option Plan and the Stock Purchase Plan. See "Management--Stock Option Plan," "--Stock Purchase Plan," "Description of Capital Stock--Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."



Following this offering, holders of approximately 1,367,950 shares of Common Stock, have certain rights with respect to the registration of those shares under the Securities Act. See "Description of Capital Stock--Registration Rights." If the holders of registration rights cause a large number of shares of Common Stock to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Shares. If the Company were required to include shares in a Company-related registration under the Securities Act pursuant to the exercise of piggyback registration rights, such sales could have a material adverse effect on the Company's ability to raise capital. See "Shares Eligible for Future Sale."


ABSENCE OF DIVIDENDS

The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain its earnings, if any, for the development of its business. The Company is currently restricted from paying cash dividends under the terms of its lines of credit without the prior written consent of the lender. See "Dividend Policy."

                                USE OF PROCEEDS


The net proceeds to the Company from the sale of the 2,050,000 Shares being offered by it are estimated to be $17,085,000, assuming an initial public offering price of $9.25 per share and after deducting the estimated underwriting discounts and offering expenses payable by the Company. The remaining net proceeds will be used by the Company to repay outstanding indebtedness of approximately $1.0 million at September 30, 1997, to fund capital expenditures of approximately $1.1 million and for working capital and general corporate purposes. The principal purpose of this offering is to obtain additional capital to create a public market for the Company's Common Stock and to facilitate the Company's access to the public equity markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." A portion of the net proceeds may also be used for strategic acquisitions of businesses, products or technologies complementary to those of the Company. However, there are no current negotiations, commitments or agreements with respect to any such acquisitions. The Company has not yet determined the specific amount to be allocated to each of the foregoing uses, hence the Company's management will retain broad discretion in the allocation of the net proceeds. Pending such uses, the Company will invest the net proceeds in short-term, investment-grade securities. The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders.


                                DIVIDEND POLICY

The Company has never paid cash dividends on its Common Stock and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain any future earnings to develop and expand its business. The Company is currently restricted from paying cash dividends under the terms of its lines of credit without the prior written consent of the lender. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                    DILUTION


The pro forma net tangible book value of the Company as of September 30, 1997, after giving effect to the conversion of all outstanding shares of Convertible Preferred Stock and the exercise and conversion of warrants outstanding, was $2,541,000 or $1.34 per share. The net tangible book value per share is equal to the Company's total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 2,050,000 Shares offered hereby (resulting in estimated net proceeds of $17,085,000 assuming an initial public offering price of $9.25 per share and after deducting the estimated underwriting discounts and offering expenses payable by the Company), the adjusted pro forma net tangible book value of the Company as of September 30, 1997 would be approximately $19,626,000 or $4.97 per share. This represents an immediate increase of $3.63 per share to existing shareholders and an immediate dilution of $4.28 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share..................             $    9.25
  Pro forma net tangible book value per share as of September 30,
    1997.........................................................  $    1.34
  Increase per share attributable to new investors...............       3.63
                                                                   ---------
Adjusted pro forma net tangible book value per share at September
  30, 1997 after offering giving effect to the offering by the
  Company........................................................                  4.97
                                                                              ---------
Dilution per share to new investors..............................             $    4.28
                                                                              ---------
                                                                              ---------



The following table summarizes, on a pro forma basis after giving effect to the offering, the number of Shares purchased from the Company, the total consideration paid and the average price per share paid by existing shareholders and by the new investors purchasing the Shares offered hereby assuming an initial public offering price of $9.25 per share:



                                                         SHARES PURCHASED      TOTAL CONSIDERATION(1)     AVERAGE
                                                       ---------------------  ------------------------     PRICE
                                                         NUMBER     PERCENT      AMOUNT       PERCENT    PER SHARE
                                                       ----------  ---------  -------------  ---------  -----------
Existing shareholders(1).............................   1,900,514       48.1  $   4,454,000       19.0%  $    2.34
New investors(1).....................................   2,050,000       51.9     18,962,500       81.0        9.25
                                                       ----------  ---------  -------------  ---------
Total................................................   3,950,514      100.0% $  23,416,500      100.0%
                                                       ----------  ---------  -------------  ---------
                                                       ----------  ---------  -------------  ---------


------------------------


(1) The above computations assume the exercise and conversion of warrants outstanding and no exercise after September 30, 1997 of any options outstanding under the Stock Option Plan. As of September 30, 1997, there were options outstanding to purchase a total of 1,060,785 shares of Common Stock at a weighted average exercise price of $3.31 per share and warrants outstanding for 14,063 shares at an exercise price of $4.00 per share. To the extent these options are exercised, there will be further dilution to new investors. See "Capitalization," "Management--Stock Option Plan" and
    Note 5 of Notes to Financial Statements.

                                 CAPITALIZATION


The following table sets forth the capitalization of the Company as of September 30, 1997, (i) on an actual basis and (ii) on an as adjusted basis after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering, to the exercise and conversion of warrants and to the receipt of the estimated net proceeds from the sale by the Company of 2,050,000 shares of Common Stock pursuant to this offering at the initial public offering price of $9.25 per share:



                                                                                                SEPTEMBER 30, 1997
                                                                                               --------------------
                                                                                                             AS
                                                                                                ACTUAL    ADJUSTED
                                                                                               ---------  ---------
                                                                                                  (IN THOUSANDS)
Long-term obligations--including current portion.............................................  $     999  $  --
                                                                                               ---------  ---------
Shareholders' equity:
  Preferred Stock, no par value; 3,662,111 shares authorized and 1,479,824 shares outstanding
    (actual); 2,000,000 shares authorized and none outstanding (as adjusted).................      4,042     --
  Common Stock, no par value; 10,000,000 shares authorized; 406,627 shares outstanding
    (actual); 3,950,514 shares outstanding (as adjusted)(1)..................................        356     21,539
    Accumulated deficit......................................................................     (1,913)    (1,913)
                                                                                               ---------  ---------
    Total shareholder's equity...............................................................      2,485     19,626
                                                                                               ---------  ---------
      Total capitalization...................................................................  $   3,484  $  19,626
                                                                                               ---------  ---------
                                                                                               ---------  ---------


------------------------


(1) The above computations assume the exercise and conversion of warrants outstanding and no exercise after September 30, 1997 of any options outstanding under the Stock Option Plan. As of September 30, 1997, there were options outstanding to purchase a total of 1,060,785 shares of Common Stock at a weighted average exercise price of $3.31 per share and warrants outstanding for 14,063 shares at an exercise price of $4.00 per share. To the extent these options are exercised, there will be further dilution to new investors. See "Management--Stock Option Plan" and Note 5 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


The following selected statement of operations data for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997 and the balance sheet data as of December 31, 1995 and 1996 and September 30, 1997 are derived from and should be read in conjunction with the financial statements and notes thereto included elsewhere herein, audited by Coopers & Lybrand L.L.P. The selected statement of operations data for the years ended December 31, 1992 and 1993 and selected balance sheet data as of December 31, 1992, 1993 and 1994 are also derived from audited financial statements which are not included herein. The selected statement of operations data for the nine months ended September 30, 1996 is derived from and should be read in conjunction with the unaudited financial statements and notes thereto included elsewhere herein. In the opinion of the Company, such unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such period. The financial results for the nine months ended September 30, 1997, are not necessarily indicative of the results to be expected for any other interim period or the full year.



                                                                                                NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                        -----------------------------------------------------  --------------------
                                          1992       1993       1994       1995       1996       1996       1997
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Software............................  $   2,793  $   2,414  $   2,494  $   3,572  $   6,140  $   3,733  $   6,916
  Services............................        723      1,068      1,748      2,160      2,998      2,238      3,728
  Hardware............................        974        456        210        203        241        167        397
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues....................      4,490      3,938      4,452      5,935      9,379      6,138     11,041
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Cost of revenues:
  Software............................        545        470        382        417        599        318        430
  Services............................        542        836        977      1,175      1,762      1,214      2,409
  Hardware............................        731        406        171        163        164        121        262
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total costs of revenues...........      1,818      1,712      1,530      1,755      2,525      1,653      3,101
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Gross profit......................      2,672      2,226      2,922      4,180      6,854      4,485      7,940
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
OPERATING EXPENSES:
  Sales and marketing.................      1,355      1,054      1,122      1,717      3,282      2,093      4,324
  Product development.................        191        318        530      1,189      1,718      1,210      1,663
  General and administrative..........      1,540        830        724        827      1,154        808      1,380
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses..........      3,086      2,202      2,376      3,733      6,154      4,111      7,367
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss)...............       (414)        24        546        447        700        374        573
Other expense, net....................        108        114         98         49        122         58         53
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes.....       (522)       (90)       448        398        578        316        520
Income tax provision (benefit)(1).....     --         --              5          6     (1,028)        17        197
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).....................  $    (522) $     (90) $     443  $     392  $   1,606  $     299  $     323
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pro forma net income per share(2).....                                              $     .61             $     .15
                                                                                    ---------             ---------
                                                                                    ---------             ---------
Pro forma average number of
  shares(2)...........................                                                  2,846                 2,886
                                                                                    ---------             ---------
                                                                                    ---------             ---------
Supplemental pro forma net income per
  share(2)(3).........................                                              $     .63             $     .13
                                                                                    ---------             ---------
                                                                                    ---------             ---------
Supplemental pro forma average number
  of shares(2)(3).....................                                                  2,531                 2,544
                                                                                    ---------             ---------
                                                                                    ---------             ---------

                                                                        DECEMBER 31,
                                                    -----------------------------------------------------  SEPTEMBER 30,
                                                      1992       1993       1994       1995       1996         1997
                                                    ---------  ---------  ---------  ---------  ---------  -------------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.........................  $     399  $     158  $     893  $   1,033  $   1,139    $   1,856
Working capital...................................       (728)      (585)       219        461      1,173        1,222
Total assets......................................      1,567      1,496      2,270      3,576      6,666        8,566
Long-term obligations, less current portion.......        390        651        349        452        436          733
Total shareholders' equity (deficit)..............       (787)      (877)        80        509      2,116        2,485


------------------------


(1) Net income for the year ended December 31, 1996 includes an income tax benefit of $1.2 million or $.44 per share resulting from the reversal of a valuation allowance which had been established to offset future tax benefits of net operating loss carryforwards. The valuation allowance was reversed during 1996 based on management's analysis which considered the Company's profitable operating results and future outlook because of the market acceptance of its Windows product. As a result of this analysis, management determined it was more likely than not that the deferred income taxes at December 31, 1996 would be realized. For subsequent periods the Company has provided for income taxes utilizing federal and state statutory income tax rates. See Note 7 of Notes to Financial Statements.


(2) Computed on the basis described in Note 1 of Notes to Financial Statements.

(3) Supplemental pro forma net income per share has been determined in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128").

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" AND THE COMPANY'S FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSIONS IN THIS PROSPECTUS CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND IN THE SECTION ENTITLED "RISK FACTORS" AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

The Company develops, markets, licenses and supports Made2Manage, an open architecture, standards-based client/server ERP software solution for small and midsize manufacturers engaged in engineer-to-order, make-to-order, make-to-stock and mixed mode operations. The Company has developed manufacturing software applications for this market since its inception in 1986. The Company's first generation of Made2Manage, designed for PC networks running the DOS operating system on Novell networks, was introduced in 1988, and the Company introduced a UNIX version of Made2Manage in 1990. The Company continues to support its existing DOS and UNIX customers, but ceased offering the DOS and UNIX versions to new customers in 1995 and 1994, respectively.


Beginning in mid-1994, the Company made a significant investment in the development of the Windows version of Made2Manage. The Company further increased its expenditures for developing its Windows product in 1995 and introduced this product late in that year. Development expenses continued to increase during 1996 and 1997 but have represented a smaller percentage of total revenues. As of December 31, 1995, the Company had fully amortized the capitalized development costs incurred in connection with the DOS and UNIX versions of Made2Manage and the Company currently expenses software development costs as they are incurred. In 1995, 1996 and 1997, sales and marketing expenses increased in conjunction with the introduction of the Company's new Windows product. License revenues after 1995 have been derived principally from Made2Manage for Windows, including licenses sold to a significant number of licensees of prior versions of Made2Manage.



The Company's revenues are derived from software licenses, services and hardware. Software revenues are generated from licensing software to new customers, from the conversion of existing DOS or UNIX customers to the Windows version, from current customers increasing the number of licensed users and from licensing new modules. The Company recognizes revenue from software license fees and hardware revenues upon shipment of software to the customer following execution of a sales agreement. Service revenues are generated from annual fees paid by customers to receive the Company's customer support services and Made2Manage software upgrades. Support contracts are typically purchased with the initial software license and are renewable annually. Support contract renewal fees are due in advance of the support period and are recognized ratably over the term of the contract. Service revenues are also derived from implementation, education and consulting services, the majority of which are purchased as part of the initial contract. The Company recognizes revenue from these services as they are performed. Hardware revenues are generated primarily from the sale of bar-coding and data collection equipment used in connection with Made2Manage and constitute a relatively small component of total revenues.


The sales cycle for the Company's products is typically three to nine months and software revenues for a particular quarter depend substantially on orders received and products shipped in that quarter. Furthermore, large orders may be significant to operating income in the quarter in which the corresponding revenue is recognized. Accordingly, the Company believes that quarter-to-quarter comparisons of its results of operations are not necessarily indicative of the results to be expected for any future periods. See "Risk Factors--Fluctuations of Quarterly Operating Results; Seasonality" and "--Quarterly Results."

RESULTS OF OPERATIONS

The following table sets forth the percentage of total revenues represented by certain items included in the Company's statements of operations for the periods indicated.

                                                                                                           NINE MONTHS ENDED
                                                                             YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                                         -------------------------------  --------------------
                                                                           1994       1995       1996       1996       1997
                                                                         ---------  ---------  ---------  ---------  ---------
Revenues:
  Software.............................................................       56.0%      60.2%      65.4%      60.8%      62.6%
  Services.............................................................       39.3       36.4       32.0       36.5       33.8
  Hardware.............................................................        4.7        3.4        2.6        2.7        3.6
                                                                         ---------  ---------  ---------  ---------  ---------
    Total revenue......................................................      100.0      100.0      100.0      100.0      100.0
                                                                         ---------  ---------  ---------  ---------  ---------
Cost of revenues:
  Software.............................................................        8.6        7.0        6.4        5.2        3.9
  Services.............................................................       21.9       19.8       18.7       19.7       21.8
  Hardware.............................................................        3.9        2.8        1.8        2.0        2.4
                                                                         ---------  ---------  ---------  ---------  ---------
    Total cost of revenues.............................................       34.4       29.6       26.9       26.9       28.1
                                                                         ---------  ---------  ---------  ---------  ---------
    Gross profit.......................................................       65.6       70.4       73.1       73.1       71.9
                                                                         ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Sales and marketing..................................................       25.2       28.9       35.0       34.1       39.1
  Product development..................................................       11.9       20.0       18.3       19.7       15.1
  General and administrative...........................................       16.2       14.0       12.3       13.2       12.5
                                                                         ---------  ---------  ---------  ---------  ---------
    Total operating expenses...........................................       53.3       62.9       65.6       67.0       66.7
                                                                         ---------  ---------  ---------  ---------  ---------
Operating income.......................................................       12.3        7.5        7.5        6.1        5.2
Other expense, net.....................................................        2.2         .8        1.3        1.0         .5
                                                                         ---------  ---------  ---------  ---------  ---------
Income before taxes....................................................       10.1        6.7        6.2        5.1        4.7
Income tax provision (benefit).........................................         .1        0.1      (10.9)        .2        1.8
                                                                         ---------  ---------  ---------  ---------  ---------
Net income.............................................................       10.0%       6.6%      17.1%       4.9%       2.9%
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

REVENUES


Revenues are derived from software license fees, service and support fees and hardware sales. Total revenues increased by $4.9 million, or 79.9%, to $11.0 million in the first nine months of 1997 from $6.1 million in the same period in 1996. This increase was primarily due to a greater volume of license transactions, an increase in average contract size and sales of new software modules. The increase in revenue was primarily attributable to increased market awareness and acceptance of the Company's Windows product and expansion of the Company's sales and marketing organizations. The Company does not expect revenues to continue to grow at this rate. The Company has not historically recognized significant quarterly revenues from any single customer.


SOFTWARE REVENUES. Software revenues increased by $3.2 million, or 85.3%, to $6.9 million in the first nine months of 1997 from $3.7 million in the same period in 1996. Software license revenues constituted 62.6% and 60.8% of total revenues in the first nine months of 1997 and 1996, respectively. The increase in revenues in the first nine months of 1997 compared to the same period in 1996 was primarily due to a greater volume of license transactions and an increase in average transaction size.

SERVICES REVENUES. Services revenues increased by $1.5 million, or 66.6%, to $3.7 million in the first nine months of 1997 from $2.2 million in the same period in 1996. These revenues constituted 33.8% and 36.5% of total revenues in the first nine months of 1997 and 1996, respectively. The increase in the dollar amount recognized was primarily due to increased support fees from a larger installed base of customers and increased revenues from implementation, education and consulting services. Although services revenues as a percentage of total revenues has decreased in recent years as the result of the Company's significant software license revenue growth, management anticipates that services revenues as a percentage of total revenues will increase in the future due to a larger installed base of customers.

HARDWARE REVENUES. Hardware revenues as a percent of total revenues were 3.6% in the first nine months of 1997 and 2.7% in the same period of 1996. Management of the Company anticipates that hardware revenues will continue to represent a relatively small percentage of the Company's total revenues.

COSTS OF REVENUES

COST OF SOFTWARE REVENUES. Costs of software revenues consist primarily of costs of third-party software, product media, documentation, duplication and shipping. Costs of software revenues totaled $430,000 and $318,000 in the first nine months of 1997 and 1996, respectively, resulting in gross profits of 93.8 % and 91.5 % of software revenues, respectively.

COST OF SERVICE REVENUES. Costs of services revenues consist primarily of the costs of providing customer technical support, implementation and consulting services and education. Costs of services totaled $2.4 million and $1.2 million in the first nine months of 1997 and 1996, respectively, resulting in gross profits of 35.4% and 46.8% of service revenues, respectively. The dollar increase was primarily due to increased costs of providing implementation and consulting services.

COST OF HARDWARE. Costs of hardware are directly related to the hardware revenues. Costs of hardware totaled $262,000 and $121,000 during the first nine months of 1997 and 1996, respectively. The gross profit from hardware was 34.0% and 27.5% of hardware revenues in the first nine months of 1997 and 1996, respectively. Gross profit from hardware revenue has not been a significant part of the Company's gross profit and the Company expects this to continue.

OPERATING EXPENSES

SALES AND MARKETING EXPENSES. Sales and marketing expenses include personnel costs, commissions, travel, advertising, public relations programs and promotional events such as trade shows and seminars. Sales and marketing expenses were $4.3 million and $2.1 million in the first nine months of 1997 and 1996, respectively, representing 39.1% and 34.1% of total revenues in the first nine months of 1997 and 1996, respectively. The increase in sales and marketing expenses was primarily due to increased personnel related expenses and travel costs.

PRODUCT DEVELOPMENT EXPENSES. Product development expenses include salaries and related benefits, occupancy and other overhead costs. Product development expenses were $1.7 million and $1.2 million in the first nine months of 1997 and 1996, respectively, representing 15.1% and 19.7% of total revenues in the first nine months of 1997 and 1996, respectively. The dollar increase was primarily due to increased staffing required to complete new versions of Made2Manage. The Company did not capitalize any software costs in either of these periods. Management anticipates that the dollar amount of product development expenses will continue to increase.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses include the costs of the Company's finance, human resources, information systems and administrative departments. General and administrative expenses were $1.4 million and $808,000 in the first nine months of 1997 and 1996, respectively, representing 12.5% and 13.2% of total revenues in the nine months of 1997 and 1996, respectively. The dollar increase resulted primarily from increased number of personnel. Management anticipates that the dollar amount of general and administrative expenses will continue to increase.

OTHER EXPENSE, NET

Other expense, net primarily consists of interest expense on bank term loans to fund equipment additions and subordinated financing of the development and commercialization of Made2Manage offset in part by interest earned on invested cash balances. Other expense, net was $53,000 and $58,000 in the first nine months of 1997 and 1996, respectively, representing 0.5% and 0.9% of total revenues in the first quarter of 1997 and 1996, respectively. On March 31, 1997, the Company repaid the outstanding balance of the commercialization funding obligation which was incurred to fund the development and commercialization of the Company's products. The obligation carried a 20% interest rate.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

REVENUES


Total revenues increased by $3.4 million, or 58.0%, to $9.4 million in 1996 from $5.9 million in 1995. Total revenues increased by $1.5 million, or 33.3%, in 1995 from $4.5 million in 1994. The increase in revenue was primarily attributable to increased market awareness and acceptance of the Company's Windows product and expansion of the Company's sales and marketing organizations. The Company has not historically recognized significant annual revenues from any single customer.


SOFTWARE REVENUES. Software revenues increased by $2.6 million, or 71.9%, to $6.1 million in 1996 from $3.6 million in 1995. Software license revenues constituted 65.4% and 60.2% of total revenues in 1996 and 1995, respectively. The increase in software license revenues in 1996 compared to 1995 was primarily due to a greater volume of license transactions and an increase in average contract size.

Software revenues increased by $1.1 million, or 43.2%, to $3.6 million in 1995 from $2.5 million in 1994. Software license revenues constituted 56.0% of total revenues in 1994. The increase in software license revenue in 1995 compared to 1994 was due to a greater volume of license transactions and an increase in average contract size.

SERVICES REVENUES. Services revenues increased by $838,000, or 38.8%, to $3.0 million in 1996 from $2.2 million in 1995. These revenues increased by $412,000, or 24.0%, in 1995 from $1.7 million in 1994. These revenues constituted 32.0%, 36.4% and 39.3% of total revenues in 1996, 1995 and 1994, respectively. The increases in the dollar amount recognized were due to (i) increased support fees from an expanded user base as a result of product installations, (ii) revenues from expanded implementation and consulting services offerings and (iii) revenues from expanded educational offerings.

HARDWARE REVENUES. Hardware revenues have remained relatively constant in dollar amounts for the three years ended December 31, 1996 and have decreased as a percent of revenue to 2.6% in 1996 from 3.4% and 4.7% in 1995 and 1994, respectively. During this period, the Company limited the type of hardware equipment it sold to certain bar-coding and data collection equipment necessary to utilize certain features of Made2Manage.

COSTS OF REVENUES

COSTS OF SOFTWARE REVENUES. Costs of software revenues totaled $599,000, $417,000 and $382,000 in 1996, 1995 and 1994, respectively, resulting in gross profits of 90.2%, 88.3% and 84.7% of software revenues, respectively. Costs of software in 1995 and 1994 also included the amortization of the remaining software development costs capitalized in connection with the DOS and UNIX versions of Made2Manage and certain royalty payments related to the DOS version of Made2Manage. No development costs have been capitalized for the Windows version of Made2Manage.

COSTS OF SERVICE REVENUES. Costs of service revenues totaled $1.8 million, $1.2 million and $977,000 in 1996, 1995 and 1994, respectively, resulting in gross profits of 41.2%, 45.6% and 44.1% of service revenues, respectively. The dollar increases were due primarily to the growth in the Company's installed customer base and related support services revenue, which resulted in an increase in the staffing levels for technical support, implementation, consulting and education services.

COSTS OF HARDWARE. Costs of hardware totaled $164,000, $163,000 and $171,000 in 1996, 1995 and 1994, respectively. The gross profit from hardware was 32.0%, 19.7% and 18.6% of hardware revenues in 1996, 1995 and 1994, respectively.

OPERATING EXPENSES

SALES AND MARKETING EXPENSES. Sales and marketing expenses were $3.3 million, $1.7 million and $1.1 million in 1996, 1995 and 1994, respectively, representing 35.0%, 28.9% and 25.2% of total revenues, respectively. The increase in sales and marketing expenses was primarily due to increased (i) staffing as the Company expanded its field sales force and marketing staff, (ii) commissions as a result of increased software license revenues, (iii) marketing activities, including promotional activities and (iv) travel expenses related to sales and marketing efforts.

PRODUCT DEVELOPMENT EXPENSES. Product development expenses were $1.7 million, $1.2 million and $530,000 in 1996, 1995 and 1994, respectively, representing 18.3%, 20.0% and 11.9% of total revenues, respectively. The Company did not capitalize any software development costs in 1996 or 1995. The increase in product development expenses in 1995 from 1994 reflects the increase in staffing to develop the Windows version of Made2Manage. The Windows version was initially released in late 1995. Product development expenses increased during 1996 in relation to 1995, but decreased as a percentage of revenue over the same period as the Company spread development expenses across a broader revenue base.

GENERAL ADMINISTRATIVE EXPENSES. General and administrative expenses were $1.2 million, $827,000 and $724,000 in 1996, 1995 and 1994, respectively, representing 12.3%, 14.0% and 16.2% of total revenues, respectively. The dollar increases resulted primarily from additional costs incurred to support the growth of the Company's operations and, to a lesser extent, as a result of the addition of personnel.

OTHER EXPENSE, NET

Other expense, net was $122,000, $49,000 and $98,000 in 1996, 1995 and 1994,
respectively, representing 1.3%, 0.8% and 2.2% of total revenues, respectively. The interest on the BMT obligation accounted for $66,000 of the 1996 other expense, net of $122,000. The increase in 1996 compared to 1995 was due primarily to increased borrowings. The decrease in 1995 from 1994 was due to a restructuring of debt resulting in reduced borrowing costs.

INCOME TAX PROVISION (BENEFIT)


In 1994 and 1995, the Company's income tax provision was significantly reduced as a result of the utilization of net operating loss carryforwards. Net income for the year ended December 31, 1996 includes an income tax benefit of $1.2 million resulting from the reversal of a valuation allowance which had been established to offset future tax benefits of net operating loss carryforwards. The valuation allowance was reversed during 1996 based on management's analysis which considered the Company's profitable operating results and future outlook because of the market acceptance of its Windows product. As a result of this analysis, management determined it was more likely than not that the deferred income taxes at December 31, 1996 would be realized. For subsequent periods the Company provided for income taxes utilizing federal and state statutory income tax rates. See Note 7 of Notes to Financial Statements.

QUARTERLY RESULTS

The following table sets forth the unaudited quarterly results of operations for each of the quarters in 1996 and for the first three quarters of 1997. In management's opinion, this unaudited quarterly information has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented when read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus. The operating results in any quarter are not necessarily indicative of future fiscal period results.

                                                                      1996                                   1997
                                               --------------------------------------------------  ------------------------
                                                  FIRST       SECOND        THIRD       FOURTH        FIRST       SECOND
                                                 QUARTER      QUARTER      QUARTER      QUARTER      QUARTER      QUARTER
                                               -----------  -----------  -----------  -----------  -----------  -----------
                                                                              (IN THOUSANDS)
Revenues:
  Software...................................   $   1,013    $   1,174    $   1,546    $   2,407    $   1,986    $   2,545
  Services...................................         672          783          783          760        1,097        1,188
  Hardware...................................          30           55           82           74          140          104
                                               -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues...........................       1,715        2,012        2,411        3,241        3,223        3,837
                                               -----------  -----------  -----------  -----------  -----------  -----------
Cost of Revenues:
  Software...................................          45           92          181          281          157          156
  Services...................................         357          432          425          548          628          885
  Hardware...................................          24           39           58           43           97           74
                                               -----------  -----------  -----------  -----------  -----------  -----------
    Total costs of revenues..................         426          563          664          872          882        1,115
                                               -----------  -----------  -----------  -----------  -----------  -----------
    Gross profit.............................       1,289        1,449        1,747        2,369        2,341        2,722
                                               -----------  -----------  -----------  -----------  -----------  -----------
Operating Expenses:
  Sales and marketing........................         527          688          878        1,189        1,221        1,509
  Product development........................         362          408          440          508          521          550
  General and administrative.................         287          233          288          346          434          470
                                               -----------  -----------  -----------  -----------  -----------  -----------
    Total operating expenses.................       1,176        1,329        1,606        2,043        2,176        2,529
                                               -----------  -----------  -----------  -----------  -----------  -----------
Operating income.............................         113          120          141          326          165          193
Other expense, net...........................          19           19           20           64           22           19
                                               -----------  -----------  -----------  -----------  -----------  -----------
Income before income taxes...................          94          101          121          262          143          174
Income tax provision (benefit)...............           6           11       --           (1,045)          55           66
                                               -----------  -----------  -----------  -----------  -----------  -----------
Net income...................................   $      88    $      90    $     121    $   1,307    $      88    $     108
                                               -----------  -----------  -----------  -----------  -----------  -----------
                                               -----------  -----------  -----------  -----------  -----------  -----------
                                                                     (AS A PERCENT OF TOTAL REVENUES)
Revenues:
  Software...................................        59.1%        58.4%        64.1%        74.3%        61.6%        66.3%
  Services...................................        39.2         38.9         32.5         23.4         34.0         31.0
  Hardware...................................         1.7          2.7          3.4          2.3          4.4          2.7
                                               -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues...........................       100.0        100.0        100.0        100.0        100.0        100.0
                                               -----------  -----------  -----------  -----------  -----------  -----------
Cost of Revenues:
  Software...................................         2.6          4.6          7.5          8.7          4.9          4.1
  Services...................................        20.8         21.5         17.7         16.9         19.5         23.1
  Hardware...................................         1.4          1.9          2.4          1.3          3.0          1.9
                                               -----------  -----------  -----------  -----------  -----------  -----------
    Total costs of revenues..................        24.8         28.0         27.6         26.9         27.4         29.1
                                               -----------  -----------  -----------  -----------  -----------  -----------
Gross profit.................................        75.2         72.0         72.4         73.1         72.6         70.9
                                               -----------  -----------  -----------  -----------  -----------  -----------
Operating Expenses:
  Sales and marketing........................        30.7         34.2         36.4         36.7         37.8         39.3
  Product development........................        21.1         20.3         18.3         15.6         16.2         14.3
  General and administrative.................        16.8         11.6         11.9         10.7         13.5         12.3
                                               -----------  -----------  -----------  -----------  -----------  -----------
    Total operating expenses.................        68.6         66.1         66.6         63.0         67.5         65.9
                                               -----------  -----------  -----------  -----------  -----------  -----------
Operating income.............................         6.6          5.9          5.8         10.1          5.1          5.0
Other expense, net...........................         1.1           .9           .8          2.0           .7           .5
                                               -----------  -----------  -----------  -----------  -----------  -----------
Income before income taxes...................         5.5          5.0          5.0          8.1          4.4          4.5
Income tax provision (benefit)...............          .4           .5       --            (32.2)         1.7          1.7
                                               -----------  -----------  -----------  -----------  -----------  -----------
Net income...................................         5.1%         4.5%         5.0%        40.3%         2.7%         2.8%
                                               -----------  -----------  -----------  -----------  -----------  -----------
                                               -----------  -----------  -----------  -----------  -----------  -----------


                                                  THIRD
                                                 QUARTER
                                               -----------

Revenues:
  Software...................................   $   2,385
  Services...................................       1,443
  Hardware...................................         153
                                               -----------
    Total revenues...........................       3,981
                                               -----------
Cost of Revenues:
  Software...................................         117
  Services...................................         896
  Hardware...................................          91
                                               -----------
    Total costs of revenues..................       1,104
                                               -----------
    Gross profit.............................       2,877
                                               -----------
Operating Expenses:
  Sales and marketing........................       1,594
  Product development........................         592
  General and administrative.................         476
                                               -----------
    Total operating expenses.................       2,662
                                               -----------
Operating income.............................         215
Other expense, net...........................          12
                                               -----------
Income before income taxes...................         203
Income tax provision (benefit)...............          76
                                               -----------
Net income...................................   $     127
                                               -----------
                                               -----------

Revenues:
  Software...................................        59.9%
  Services...................................        36.2
  Hardware...................................         3.9
                                               -----------
    Total revenues...........................       100.0
                                               -----------
Cost of Revenues:
  Software...................................         2.9
  Services...................................        22.5
  Hardware...................................         2.3
                                               -----------
    Total costs of revenues..................        27.7
                                               -----------
Gross profit.................................        72.3
                                               -----------
Operating Expenses:
  Sales and marketing........................        40.0
  Product development........................        14.9
  General and administrative.................        12.0
                                               -----------
    Total operating expenses.................        66.9
                                               -----------
Operating income.............................         5.4
Other expense, net...........................          .3
                                               -----------
Income before income taxes...................         5.1
Income tax provision (benefit)...............         1.9
                                               -----------
Net income...................................         3.2%
                                               -----------
                                               -----------

The Company has experienced in the past, and expects to experience in the future, significant fluctuations in quarterly operating results. A substantial portion of the Company's software license revenue in each quarter is from product shipped in that quarter, and such revenues historically have been recorded largely in the third month of a quarter, with a concentration of revenues mostly in the last week of that third month. Accordingly, the Company's quarterly results of operations are difficult to predict, and delays in product delivery or in closings of sales near the end of a quarter could cause quarterly revenues and, to a greater degree, net income to fall substantially short of anticipated levels. In addition, the Company has experienced a seasonal pattern in its operating results, with the fourth quarter typically having the highest total revenues and operating income and the first quarter having historically reported lower revenues and operating income compared to the fourth quarter of the preceding year. Other factors, many of which are beyond the Company's control, that may contribute to fluctuations in quarterly operating results include the size of individual orders, the timing of product introductions or enhancements by the Company and its competitors, competition and pricing in the manufacturing software industry, market acceptance of new products, reduction in demand for existing products, the shortening of product life cycles as a result of new product introductions by the Company or its competitors, product quality problems, personnel changes, conditions or events in the manufacturing industry, and general economic conditions. The sales cycle for Made2Manage typically ranges from three to nine months. However, license signing may be delayed for a number of reasons outside the control of the Company. Since software is generally shipped as orders are received, the Company historically has operated without significant backlog. Because the Company's operating expenses are based on anticipated revenue levels and a high percentage of the Company's expenses are relatively fixed in the short term, small variations in the timing of revenue recognition can cause a significant fluctuation in operating results from quarter to quarter and may result in unanticipated quarterly earnings shortfalls or losses. In addition, the Company currently intends to increase its operating expenses in anticipation of continued growth and to fund expanded research and development efforts. To the extent such expenses precede, or are not subsequently followed by, increased revenues, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Risk Factors--Fluctuations of Quarterly Operating Results; Seasonality."

LIQUIDITY AND CAPITAL RESOURCES

The Company has funded its operations to date primarily through equity capital, debt and cash generated from operations. At September 30, 1997, the Company had $1.9 million of cash and cash equivalents.

Cash flows from operations were $1.5 million for the nine months ended September 30, 1997 and $560,000, $506,000 and $732,000 in 1996, 1995 and 1994,
respectively. Cash used in investing activities was primarily related to the purchase of computer equipment and office furniture and aggregated $1,091,000 for the nine months ended September 30, 1997 and $584,000, $517,000 and $20,000 in 1996, 1995 and 1994, respectively. Net borrowings increased $206,000 during the nine months ended September 30, 1997, including the repayment of the outstanding balance of $167,000 for the commercialization funding obligation on March 31, 1997. Net borrowings increased by $129,000 and by $111,000 in 1996 and 1995, respectively, and decreased by $232,000 in 1994.


At September 30, 1997, the Company had working capital of $1.2 million. Accounts receivable, net of allowance for doubtful accounts, was $3.9 million at September 30, 1997 and $3.4 million and $1.9 million at December 31, 1996 and 1995, respectively. The average accounts receivable days' outstanding was 89 days as of September 30, 1997. The current portion of deferred revenue increased to $3.3 million at September 30, 1997 from $2.3 million and $1.3 million at December 31, 1996 and 1995, respectively. Deferred revenue is related to support agreements or contracted services, and the current portion of deferred revenue is expected to be realized during the next twelve months.



The Company has an equipment line of credit available which provides for borrowings of up to $400,000. The line of credit expires on December 1, 1997, and borrowings bear interest at the rate of prime plus 0.75% (9.25% at September 30, 1997). The Company has a second line of credit which provides for borrowings of up to $600,000, $424,000 of which was used as of September 30, 1997. The second line of credit expires on May 1, 1998. Borrowings under the second line of credit are evidenced by an installment business loan note, which matures on May 1, 2001. Borrowings under the note bear interest at the rate of prime plus 0.75% (9.25% at September 30, 1997). In addition, the Company has a working capital facility with a commercial bank which expires on July 1, 1998, and borrowings thereunder bear interest at the rate of prime plus 0.75% (9.25% at September 30, 1997). Loans under the working capital facility are limited, in the aggregate, to the lesser of $1 million and a "borrowing base" amount. As of September 30, 1997, the Company satisfied the borrowing base requirements and was eligible to borrow up to $1 million under this facility. The Company has not borrowed under the working capital facility. The covenants in the credit agreements restrict, among other things, the Company's ability to pay dividends.


Management believes that the net proceeds from the Company's portion of the offering, combined with existing cash and cash equivalents, cash flow from operations and credit commitments, will be sufficient to meet the Company's currently anticipated working capital and capital expenditure requirements at least through 1998.

INFLATION

The Company believes that inflation has not had a material impact on its operations.

ACCOUNTING PRONOUNCEMENTS


In February 1997, Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share, was issued which establishes new standards for computing and presenting earnings per share ("EPS"). Specifically, SFAS No. 128: (a) eliminates the presentation of primary EPS and replace it with basic EPS, (b) eliminates the modified treasury stock method and the three percent materiality provision and (c) revised the contingent share provision and the supplemental EPS data requirements. SFAS No. 128, also makes a number of changes to existing disclosure requirements. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997; early implementation is not permitted. As the Company is currently required to calculate EPS under the modified treasury stock method, adoption of SFAS No. 128 will result in the Company retroactively restating pro forma EPS for the nine months ended September 30, 1997 and year ended December 31, 1996 from $.61 and $.15, respectively, to $.63 and $.13, respectively.


In February 1997, the Financial Accounting Standards Board issued SFAS 129, Disclosure of Information about Capital Structure. SFAS 129 requires companies to disclose descriptive information about securities that is not necessarily related to the computation of earnings per share. It also requires disclosure of information about the liquidation preference of preferred stock and redeemable stock. SFAS 129 is effective for financial statements for periods ending after December 15, 1997. The Company does not expect that SFAS 129 will require significant revision of prior disclosures.

In June 1997, SFAS No. 130, Comprehensive Income, was issued which becomes effective in 1998 and requires reclassification of earlier financial statements for comparative purposes. SFAS No. 130 requires that changes in the amounts of certain items, including foreign currency translation adjustments and gains and losses on certain securities, be shown in the financial statements. SFAS No. 130 does not require a specific format for the financial statement in which comprehensive income is reported, but does require that an amount representing total comprehensive income be reported in that statement. The Company does not expect that SFAS No. 130 will have a material effect upon the Company's financial statements.

Also in June 1997, SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, was issued. This Statement will change the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company does not expect that SFAS No. 131 will have a material effect upon the Company's financial statements.

                                    BUSINESS


The Company develops, markets and supports fully integrated, Microsoft Windows-based business applications software for manufacturers. The Company's principal product, Made2Manage, is an ERP software application designed to meet the unique needs of small and midsize discrete manufacturers engaged in engineer-to-order, make-to-order, make-to-stock and mixed mode operations. Made2Manage is a comprehensive application suite designed to be the only business software these manufacturers need to effectively manage their entire organizations, and includes customer order management, manufacturing resource planning and scheduling, materials management, decision support and data warehousing, and finance and accounting. Since its introduction in late 1995, Made2Manage has been licensed by more than 500 manufacturers in North America, primarily in the United States. In addition, the Company continues to support more than 150 manufacturing sites using the DOS and UNIX-based predecessors of Made2Manage.


INDUSTRY BACKGROUND

Over the past decade, manufacturers have been re-engineering their businesses in response to increasing competitive pressures, more demanding vendor-customer relationships and rapidly changing market requirements. Through this re-engineering, manufacturers are striving to increase the efficiency of their operations by reducing manufacturing time, developing greater flexibility to respond to changes in market demand, lowering costs, providing superior customer service and managing assets more productively across their operations. In order to achieve these goals, manufacturers require information systems ("IS") that effectively collect, organize and distribute enterprise-wide information from disparate business functions.


In the 1960s and 1970s, manufacturers addressed their IS needs through highly customized mainframe-based material requirements planning ("MRP") systems which allowed manufacturers to manage the flow of materials at various stages of the production process. MRP systems were superseded in the 1980s by manufacturing resource planning ("MRP II") systems, also predominantly mainframe-based, which allowed manufacturers to manage the labor and equipment components of the production process as part of materials planning. More recently, there has been a significant shift away from the traditional MRP II systems to ERP systems that leverage the advantages of open client/server architectures and allow easier access to information from all areas of the enterprise. Today's ERP systems integrate many business applications, including customer quotations and order entry, procurement and inventory management, manufacturing planning and control, decision support, and finance and accounting.



According to AMR, the ERP software market reached $7.2 billion in 1996, an increase of 31% over 1995. AMR projected the market will reach $9.6 billion in 1997 and grow at a compound annual growth rate of 36%, to over $20 billion in 2001. The Company believes that small and midsize manufacturers are a rapidly growing segment of the ERP market because they are particularly impacted by the following factors: (i) mass migration of small and midsize manufacturers to Windows NT platforms; (ii) replacement of existing systems that no longer meet current needs; (iii) implementation of ERP software to improve business processes and reduce costs; (iv) improvement required in customer service, including time-to-market and quality of service; and (v) need for a solution of the Year 2000 problem.


MARKET OPPORTUNITY

While sales of large-scale ERP systems have grown dramatically in recent years, these systems have achieved only limited acceptance by small and midsize manufacturers, which the Company attributes to several factors. Small and midsize manufacturers are often risk averse and resource constrained. These manufacturers seek information systems that provide functional, scalable solutions and that are easy to use, cost-effective, quick to deploy and require limited IS infrastructure. These manufacturers have also found that ERP solutions designed for large scale manufacturing operations lack the flexibility, rapid deployment and ease of use that they require. Furthermore, these ERP systems are designed for users whose roles are highly specialized, whereas the roles of users of ERP systems at small and midsize manufacturers are broader and less clearly defined. Large scale ERP systems are designed for a broad set of manufacturing processes, including repetitive or continuous flow manufacturing, and do not effectively address the needs of the flexible engineer-to-order, make-to-order, make-to-stock and mixed mode manufacturing typically performed by small and midsize manufacturers. These manufacturers lack the economies of scale that distinguish large competitors and compete on the basis of customizable, high quality manufacturing with rapid response times and superior customer service.


The Company believes that while the largest share of the software market in 1996 was attributable to applications aimed at large scale manufacturers, the small and midsize segment of the market is not only rapidly growing, but is also fragmented and underserved by products focused on the needs of larger manufacturers. Currently this market is being served by more than 50 ERP vendors, many of whom are niche players.



Windows NT is rapidly emerging as the platform of choice among small and midsize manufacturers. According to International Data Corporation estimates, Windows NT is the fastest growing server operating system for new client/server applications. Systems that are 32-bit and native to Windows take best advantage of this rapidly emerging industry standard platform. Several ERP vendors are targeting the small and midsize manufacturer market segments with legacy applications that were originally designed for use by larger scale manufacturers and are not true Windows-based products. The Company believes that such legacy systems which have been modified to run Windows do not fully exploit the benefits of Windows NT. The Company consequently believes that manufacturing software vendors are becoming increasingly segmented into two groups, one that has made the technological migration to Windows NT and the other that continues to focus on offering legacy systems based on platforms such as UNIX and AS/400 and that of the two groups the former is growing more quickly than the latter.


THE MADE2MANAGE SOLUTION

Unlike many competing ERP software applications, Made2Manage is a native, 32-bit, Windows-based product designed specifically as an integrated business solution for small and midsize manufacturers. Made2Manage is designed for simplicity of operation, rapid implementation, ease of administration and low total cost of ownership. It is a fully integrated solution providing easy access to shared information from all functional areas of a manufacturing organization. Made2Manage improves information flow throughout a company and across the supply chain. This enables a manufacturer to better meet the needs of its customers and realize numerous competitive advantages, including the ability to customize production, shorten manufacturing cycles and improve customer service.

The Company believes it is uniquely positioned to meet the ERP needs of manufacturers in its target market as a result of the following principal elements of the Company's solution:

DESIGNED FOR SMALL AND MIDSIZE MANUFACTURERS

From overall business processes to individual user functions, Made2Manage is designed to be the only business software required to manage and operate a small or midsize manufacturing business. The Company employs a people and process centered approach to product design which focuses on the role of the individual within these organizations. Made2Manage is designed to enable users to do their jobs more effectively on a consistent basis. It provides a fully integrated set of modules specific to the demands of its target market in the areas of sales, production, financial management and executive information systems all integrated through system-wide capabilities and Internet applications linking a manufacturers' employees, customers and vendors.

STANDARD MICROSOFT TECHNOLOGY PLATFORM


The Company designed and built Made2Manage for Windows from the ground up as a 32-bit native Windows application, rather than piecing together a solution by adding a GUI to its existing DOS-based solution. Made2Manage received Mircosoft Windows 95 certification in January 1996, and the Company was one of the earliest vendors to offer a full ERP solution based on Windows NT. The Company intends to continue its integration with Microsoft Office, BackOffice and other major Microsoft initiatives. The Company believes its focus on Microsoft technologies, rather than offering products that function on many different platforms, is particularly suited to the needs of small and midsize manufacturers and increases the Company's ability to leverage its product development efforts.


RAPID IMPLEMENTATION

To minimize the effects of business interruption and inconvenience from the introduction of a new software system, the Company has developed an effective implementation process supported by extensive consulting and training services. As a result of this process, Made2Manage can be fully implemented in as little as three months to six months.

LOWER TOTAL COST OF OWNERSHIP

The Company's ERP solution is designed to minimize the overall cost of ownership, a key requirement of resource-constrained small and midsize manufacturers. The ease of implementation and maintenance, as well as the cost effectiveness of its open architecture, standards-based platform makes Made2Manage a complete ERP software solution for its target market. In addition, by providing extensive customer training and superior customer service and support, Made2Manage minimizes the customer's need for IS personnel.

OBJECT-ORIENTED SCALABLE ARCHITECTURE

Made2Manage uses object-oriented techniques, facilitating the reuse of internally written components, embedding third party components and remote automation through OLE. Object-oriented architecture, along with standards based technologies, shortens the development and implementation cycle, facilitates the integration of acquired components, reduces the cost of product enhancements and provides more efficient environments for customer support. Made2Manage scales effectively across the range of requirements of customers within its target market.

STRATEGY

The Company's objective is to be a leading provider of complete, integrated ERP software solutions for small and midsize manufacturers. The Company's strategy for achieving this objective incorporates the following elements:

MAINTAIN FOCUSED MARKET APPROACH


The Company targets small and midsize discrete manufacturers, focusing primarily on manufacturers with annual revenues of between $5 and $50 million. The Company has principally concentrated on four primary manufacturing sectors: fabricated metal products; industrial machinery and equipment; computer and office equipment; and transportation products. This approach has enabled the Company to better understand the needs of its customers and use that knowledge to tailor its product and services to meet those needs.



EXPAND DISTRIBUTION CHANNELS



The Company continues to add direct sales and marketing personnel and strengthen its relationship with VARs in order to continue its growth in the United States and Canada. The Company intends to explore international expansion strategies and, in the longer term, plans to enter into relationships with overseas distributors in order to expand into the international market. In anticipation of international marketing, Made2Manage is double-byte enabled and includes features that permit foreign currency translations and the use of different date formats and languages.

EVALUATE POTENTIAL STRATEGIC ACQUISITIONS



The Company intends to evaluate, on a case by case basis, potential strategic acquisitions that could enhance its current products and strengthen its competitive position. However, there are no current negotiations, commitments or agreements with respect to any such acquisitions.


CAPITALIZE ON YEAR 2000 REPLACEMENT OPPORTUNITIES

Many companies are facing significant business problems due to the failure of their existing ERP systems to appropriately recognize years that follow 1999. The Company believes that this problem will accelerate the migration to open architecture, client/server-based ERP solutions that are configured to handle this transition. The Company's Windows-based product has been fully Year 2000 compliant since inception. The Company believes that its Microsoft standardized application is well positioned to meet customers' needs for Year 2000 compliant solutions.


GROW WITH CUSTOMERS



Made2Manage's scalability allows small and midsize manufacturers to change levels of operation, increase the number of concurrent users and expand application functionality to accommodate growth. The Company provides tools and services to support the conversion of the Company's DOS-based customers to its Windows-based product. In the last 21 months, nearly 60% of the Company's DOS customers have licensed its Windows-based product. Also, Made2Manage is able to add additional product enhancements and modules developed by the Company or third-party software developers. The Company believes this focus on scalable functionality and flexibility contributes to long-term customer relationships.


ACHIEVE HIGH LEVELS OF CUSTOMER SATISFACTION


The Company is committed to maintaining high levels of customer satisfaction with Made2Manage. To achieve this objective, the Company focuses its efforts on delivering a high quality product that addresses specific application needs, is easy to implement, incorporates an intuitive, user-friendly interface and enables increased productivity. The Company offers extensive implementation services, education programs, on-line and telephone support and user documentation to facilitate the successful adoption and use of Made2Manage. The Company believes that a continued commitment in this area is critical to its long-term success.


THE PRODUCT


Made2Manage is an enterprise-wide, open architecture, standards-based, client/server software solution designed for use on PCs running Windows NT Workstation or Windows 95 over LANs that utilize Windows NT or Novell Netware servers. It is a 32-bit application with an object-oriented structure developed using Microsoft's Visual Studio. The object-oriented architecture shortens development cycles, reduces costs of product enhancements and provides a more efficient environment for customer support. Made2Manage utilizes open architecture standards including OLE, OCX and ActiveX. Made2Manage can import data from or export data to 14 different file formats, including industry standard formats. Made2Manage is ODBC compliant and its data dictionary and table structure are available on-line, facilitating the use of third party tools for the retrieval and manipulation of Made2Manage data.



The Company believes that Made2Manage compares favorably with other products because (i) it is a fully integrated software product that provides easy access to shared information from all functional areas of a manufacturing organization;
(ii) its user interface and architecture are consistent with Microsoft standards, are familiar to the user and may be used with popular business applications; and (iii) it contains unique messaging features which are designed to enhance collaboration within the manufacturer's organization and across the supply chain.

A graphic of the messaging function of Made2Manage, Notifier, will be inserted here. On the left side of the page is a graphic of a computer screen, which contains a number of tool bars along with a message to a customer. The text of the message is as follows: "Larry, Here's the sales order we discussed on the phone. Please review and approve, forwarding me your purchase order number and we proceed with the job. Thanks for the opportunity. Bob." On the right side of the page are graphics of how that message can be delivered to the customer. At the top of the right side is a graphic of the message being delivered via a "pop-up" screen on the customer's computer, in the middle of the right side is a graphic of the message as delivered by e-mail and at the bottom of the right side is a graphic of the message being delivered via facsimile.



           NOTIFIER ENHANCES COLLABORATION WITHIN THE MANUFACTURER'S
                   ORGANIZATION AND ACROSS THE SUPPLY CHAIN.



The Company began offering the Windows version of Made2Manage in late 1995 when it discontinued sales of the DOS version. The Company licensed Made2Manage to 87 new customers in 1995 (DOS as well as Windows), 138 in 1996 and 149 for the first nine months of 1997. The cost of a Made2Manage license varies based upon the number of concurrent users and the optional modules licensed. See "--Sales and Marketing."


Made2Manage's features are fully integrated, allowing the user to navigate through the system quickly and easily. Made2Manage minimizes the complexity of purchasing decisions by selling its enterprise-wide application as a single unit. However, the Company separately licenses certain optional features that support requirements that are not common to all manufacturers. The product features are organized into five basic categories as follows:

                                   I. EXECUTIVE INFORMATION SYSTEM


                                                                     System Overviews
                Reports and Graphs
   Sales Performance
                                        Production Performance                 Financial Performance
  II. SALES MANAGEMENT                III. PRODUCTION MANAGEMENT              IV. FINANCIAL MANAGEMENT
-  Quotations             -  Job Order Entry and    -  Job Splitting          -  Accounts Receivable
-  Sales Orders           Release                   -  Cycle Counting and     -  Accounts Payable
Processing                -  Labor Entry            Physical Inventory        -  General Ledger
-  Features and Options   -  Purchasing and         -  Bill of Materials and  -  Cash Flow Projections
-  Rules-Based Product    Inventory                 Routings                  -  Order Costing
Configuration             -  Material Requirements  -  Production Scheduling  -  Payroll and Human
-  Customer Service          Planning               -  Quality Control        Resources
-  Sales Reports and      -  Shipping and           -  Production Reports     -  Financial Reports,
Graphs                    Receiving                 and Graphs                Statements and Graphs
-  Sales Overview         -  Lot Control            -  Production Overview    -  Financial Overview
                          -  Bar Code Data
                             Collection


                                          V. SYSTEM-WIDE CAPABILITIES


              Notifier                             SmartLink                  User Permissions and Preferences
              Locator                         User-Defined Reports                 Internet applications
             Navigator


EXECUTIVE INFORMATION SYSTEM

The Executive Information System ("EIS") provides management with a tool to promote high level planning, and enables line item "drill-downs" for thorough and rapid analysis of enterprise-wide business activities. Executives are able to obtain an overview of their entire business, with automatic data retrieval from sales, production and finance. Performance and exception results are generated in report or graphical format, and can be easily customized or exported to spreadsheets, word processors and other business tools.

SALES MANAGEMENT

Sales Management provides the ability to track sales, quotes and order activity. Sales Order Processing manages the activities from the time the customer confirms the order, into production and through shipment, including acknowledging the order, receiving stock materials and handling multiple releases and partial shipments. The Rules-Based Product Configurator allows the sales person to guide customers through specific product choices to precisely meet their product needs while assuring that quotes meet profitability and manufacturability guidelines.

PRODUCTION MANAGEMENT

Production Management facilitates the planning, execution and monitoring of the manufacturing process. Job orders are created to drive material and production requirements and to track jobs through the production process. Job orders identify the part number, the bill of material, the routing, the status and the job packet (i.e., the set of instructions, diagrams and photographs required to manufacture the part). Actual material and labor costs are tracked to jobs during the production process. Made2Manage's manufacturing planning functions include materials requirements planning for controlling inventory procurement and job creation, as well as infinite and finite Production Scheduling. Execution level support is provided through functions which include cycle counting functionality, physical inventory capabilities and on-hand availability. Lot Control enables companies to track raw materials, sub-assemblies and final assemblies to their origin.

FINANCIAL MANAGEMENT

Financial Management is fully integrated with Sales Management and Production Management. Up-to-date records of income, expenses and financial commitments flow through the product's extensive library of financial reports. Standard features include Accounts Receivable, Accounts Payable, Cash Flow Forecasting and Job Order Costing. The General Ledger integrates the monetary flow from all aspects of Made2Manage. "Drill-down" features, available throughout the product, finely detail many areas, such as cost attributes of work in process, inventory and product shipped.

SYSTEM-WIDE CAPABILITIES


As a result of the Company's focus on the user, Made2Manage contains features which the Company believes are unique in the industry. Advanced features like Notifier provide a solid foundation for workflow management. Notifier monitors the manufacturer's system, detects the occurrence of specified events and automatically sends a message via e-mail, fax or pop-up message to customers, employees or vendors. This messaging feature promotes collaboration within the manufacturer's organization and across the supply chain. Locator is used to find information with very little effort and a minimum of information. By knowing only a portion of a customer name, part number or customer purchase order number, a Made2Manage user can use the locator function to find a quote, sales order status, job order status or purchase order. Additional "drill down" to underlying data is supported. Navigator provides a visual representation of the entire Made2Manage system and the relationship of the system components. Navigator is designed to assist novice or infrequent users. The Company recently released its first Internet applications designed to enhance information flow, including a report agent, a customer service component and an application for improving communication with vendors.

A graphic of the Navigator function of Made2Manage will be inserted here. The graphic is a computer screen which contains a number of tool bars and graphic functions along with a schematic containing the following text:



                 System Data                System Utilities
                ---------------------------------------------
  Sales Management        Production Management        Financial Management
------------------------------------------------------------------------------
    Executive        Standard System     Standard System       User-Defined
     Overview            Reports              Graphs             Reports




  NAVIGATOR PROVIDES A VISUAL REPRESENTATION OF THE ENTIRE MADE2MANAGE SYSTEM
                   AND THE RELATIONSHIP OF SYSTEM COMPONENTS.


SERVICE AND SUPPORT

The Company offers a full complement of services that allows its customers to maximize the benefits of Made2Manage and facilitates a successful installation, including implementation assistance using the Company's Keystone Implementation Methodology, customer support and education programs.

THE KEYSTONE IMPLEMENTATION METHODOLOGY

The Company's Keystone Implementation Methodology consists of the following steps:


PLANNING: The Company assists the customer in assigning tasks to the customer's project team members and creating a Made2Manage implementation and education plan.



EDUCATION: The Company conducts classes either at its offices or the customer's facility to instruct the project team and key users in fundamentals of Made2Manage as well as provide in-depth knowledge of individual features.



CONFERENCE ROOM MODELING: The Company assists the customer in building a pilot implementation allowing its customers to simulate live operation. The Company uses this technique to reinforce and validate decisions and processes adopted during the implementation.



OPERATIONAL DEVELOPMENT: The Company assists the customer in developing policies and procedures for a smooth conversion to Made2Manage, including the development of a final conversion plan.



USER TRAINING AND LIVE OPERATION: The Company employs a "train-the-trainer" approach with the customer and provides direction for detailed training so users become more proficient with Made2Manage. The Company and the customer use feedback from these training sessions to make final adjustments to the implementation prior to live operation.



FOLLOW-UP: After implementation, the Company reviews the status of the customer's system and recommends any adjustments and additional training.


CUSTOMER SUPPORT

The Company provides ongoing product support services under its support agreements. Support agreements are typically sold to customers for a one year term at the time of the initial product license and may be renewed for additional annual periods. Telephone and electronic support and periodic software updates are included as part of the support agreement.

The Company utilizes tools and procedures for incident tracking, call escalation, customer profiling, knowledge building and automated incident resolution. Many of these functions are also provided to customers via SmartLink, a feature of Made2Manage that allows customers to log inquiries, search knowledge bases and retrieve responses electronically. The Company also uses electronic communications and the Internet to provide technical bulletins, new product features, product changes and education course catalogs to its customer base. Customers can also check the status of their change requests, submit new requests and examine the content of existing and future releases via the Internet. Users are required to have a valid support agreement to access this information.


EDUCATION PROGRAMS

The Company offers classroom education courses for each of the major user roles present in a small and midsize manufacturing business. These courses are offered at the Company's headquarters, in regional locations, and on-site at the customer's facility. Each course includes hands-on exercises using the software in the context of the user's typical workflow.

PRODUCT DEVELOPMENT

The Company seeks to enhance its competitive position by incorporating additional functionality in Made2Manage to meet the evolving needs of manufacturers in its target market. Product enhancement ideas originate from existing customers, prospective customers and industry trend analysis. Input is collected through surveys, interviews, user groups and customer service and support activities. The Company's sophisticated tracking system captures feedback regarding requested enhancements or software problems, categorizing the feedback by urgency, product functional area and applicable screen or report. The Company analyzes this input and identifies changes for future product releases. The Company's product development personnel have experience in software development, quality assurance and documentation and are familiar with the specific manufacturing or financial area to be addressed by the change.


The Company intends to continue to incorporate the latest technology standards into Made2Manage. Internet modules scheduled for future release include field sales support, executive information and order status applications. The Company plans to release an enhanced version of Made2Manage including screen customization, improved EDI support, OLE server support and internationalization. The Company also intends to offer a choice of database technology by adding support for Microsoft's SQL Server database product.


The Company's development methodology incorporates comprehensive quality assurance procedures. A substantial component of its development budget is allocated to quality assurance. Its testing processes include component level tests, unit tests, posting tests, validation tests, regression tests, installation tests, CD tests and production tests. Risk assessment documents are prepared and maintained throughout the development process to identify potential roadblocks to a timely and quality release early enough to allow corrective action. Criterion-based (as opposed to date-based) release guidelines insure consistent release quality.

The Company's product development expenditures were $636,000, $1.2 million, $1.7 million and $1.7 million for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997, respectively. The Company capitalized certain of the development costs it incurred in developing the predessor DOS and UNIX versions of Made2Manage. Remaining unamortized development costs were expensed in 1995. The Company has expensed all the development costs associated with the development of the Windows version of Made2Manage. At September 30, 1997, the Company's development staff consisted of approximately 35 individuals involved in design, development, documentation and quality assurance.

As a result of the complexities inherent in software design and development, there can be no assurance that the Company will be able to complete features and products currently under development in a timely manner or to develop features and products that find market acceptance in the future. See "Risk Factors-- Product Concentration" and "Risk Factors--Product Development and Technological Change."

SALES AND MARKETING


The Company markets its products and services in markets throughout the United States and Canada. The Company currently has 16 United States sales representatives, supported by two regional managers and six manufacturing applications consultants. The Company also distributes Made2Manage through approximately 20 VARs. The Company has implemented procedures to reduce conflict between its direct and indirect sales channels and between individual VARs.


The Company manages its sales efforts through a structured, multi-stage sales process. The first stage, lead qualification, is often performed at the Company's headquarters. The direct sales representative is then provided with detailed information about the prospective customer, its operations, its system requirements and its decision making process. This enables the field representative to manage a greater number of accounts and to focus on the later states of the sales cycle. The Company believes its sales process provides it with a competitive advantage.

MARKETS AND CUSTOMERS

The Company's customers are small and midsize discrete manufacturers engaged in engineer-to-order, make-to-order, make-to-stock or mixed mode production. Discrete manufacturers fabricate and assemble parts into a finished product as distinguished from process manufacturers, which combine raw materials to create finished products. Engineer-to-order manufacturing is a subset of make-to-order where the product is expressly designed and manufactured to meet a customer's unique requirements, often as a "one-time" item. Make-to-order manufacturing involves fabricating and assembling products that are either standardized or that meet a customer's unique specifications. Make-to-stock refers to manufacturing in which standard products are fabricated, assembled and placed in finished goods inventory based on projected customer demand. Mixed mode manufacturing involves a combination of some or all of these production techniques.


The Company's target market consists primarily of small and midsize discrete manufacturers with an emphasis on manufacturers with annual revenues of between $5 million and $50 million. Based on data provided by Dun & Bradstreet Corporation, the Company believes there are approximately 26,000 manufacturing operations in the United States that meet the Company's target market parameters.


COMPETITION


The business management applications software market is fragmented, intensely competitive and rapidly changing. The Company faces competition from a variety of software vendors, including application software vendors, software tool vendors and relational database management systems vendors. The Company's competitors include a large number of independent software and systems vendors, including Dataworks Corporation, Effective Management Systems, Fourth Shift Corporation and Symix Computer Systems, all of which are public companies, and Lilly Software Associates, which is a private company. In addition, there are numerous small and regional vendors that offer alternative systems. Several software companies that have traditionally marketed ERP systems to larger manufacturers, including Baan Company, J.D. Edwards & Company, PeopleSoft, Inc., QAD, Inc. and SAP America, Inc., have announced initiatives to market ERP systems to midsize manufacturers. Many of the Company's existing competitors, as well as a number of potential competitors, have significantly greater financial, technical and marketing resources and a larger base of customers than the Company.


A number of companies offer products similar to Made2Manage that are directed at the market for ERP systems. The technologies utilized by the Company to develop Made2Manage are generally available and widely known, including technology developed by Microsoft. As a result, competition is likely to increase substantially. Made2Manage competes with other products, principally on the basis that it is specifically designed for small and midsize manufacturers, is relatively easy to implement and use and is supported by a well-developed system of service and support. In addition, the Company believes that advanced features for messaging and Internet access largely differentiate Made2Manage from its peers. The Company believes that Made2Manage competes favorably with the products offered by its competitors, but there can be no assurance that it will continue to compete favorably against such products or that it will be able to compete successfully against potential competitors.

INTELLECTUAL PROPERTY

The Company regards its software products as proprietary in that title to and ownership of the software it develops resides exclusively with the Company. The Company relies largely upon its license agreements with customers, dealer agreements with suppliers, its own software protection schemes, confidentiality procedures and employee agreements to maintain the trade secret aspects of its products. The Company seeks to protect its programs, documentation and other written materials under copyright law. There can be no assurance that these means of protection will be effective against unauthorized reproduction or "pirating." Policing unauthorized use of computer software is difficult, and software "piracy" is and can be expected to remain a persistent problem within the software industry.


The Company has a U.S. patent application pending for software related to the Material Requirements Planning feature included in Made2Manage. The Company has no other patents or patent applications. The Company believes that, due to the rapid pace of innovation within the computer industry, factors such as technological and creative skill of personnel, knowledge and experience of management, name recognition, maintenance and support of software products, the ability to develop, enhance, market and acquire software products and services and the establishment of strategic relationships in the industry are as important as patent, copyright and other legal protections for its technology.


The Company believes that it has all necessary rights to market its products, although there can be no assurance that third parties will not assert infringement claims in the future. See "Risk Factors-- Intellectual Property."

EMPLOYEES

As of September 30, 1997, the Company employed 137 people, consisting of 44 in sales and marketing, 35 in product development, 41 in services and 17 in administration. Competition for qualified management and technical employees is intense in the software industry and the Company has from time to time experienced difficulty in locating candidates with appropriate qualifications. The Company's success will depend in large part upon its ability to continue to attract and retain qualified employees. Each employee signs a confidentiality and nondisclosure agreement upon joining the Company. The Company believes that its relations with its employees are satisfactory.

FACILITIES


The Company is headquartered in Indianapolis, Indiana, where it leases space housing administrative, sales and marketing, customer service and product development activities. In addition, the Company leases office space under leases that are for one year or less in one other location in the United States. The Company believes that its facilities are adequate for the present, but anticipates expanding its facilities, as necessary, in the future.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The executive officers and directors of the Company and their ages as of September 30, 1997, are as follows:


NAME                                     AGE                                     POSITION
-----------------------------------      ---      ----------------------------------------------------------------------
Ira Coron(1)(2)....................          68   Chairman of the Board of Directors
David B. Wortman...................          46   President, Chief Executive Officer and Director
Christopher D. Clapp...............          37   Vice President, Marketing
Oliver C. Fowler...................          44   Vice President, Sales
Stephen R. Head....................          44   Vice President, Finance and Administration, Chief Financial Officer,
                                                    Secretary, and Treasurer
Gary W. Rush.......................          39   Vice President, Development
Joseph S. Swern....................          44   Vice President, Service and Support
Gregory F. Ehlinger(1)(2)..........          35   Director
Standish H. O'Grady(1).............          37   Director


------------------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee


IRA CORON has been the Chairman of the Board of Directors of the Company since 1993. Mr. Coron has served as Chairman of California Amplifier, Inc. since March 1994 and served also as that Company's Chief Executive Officer until August 1997. From 1989 to 1994, he was an independent management consultant to several companies and venture capital firms. He retired from TRW, Inc. in 1989, after serving in numerous senior management positions since 1967, including Vice President and General Manager of TRW's Electronic Components Group. He is also a director of the Wireless Cable Association, and a director of CMC Industries. He is a graduate of The U.S. Military Academy with a B.S. in engineering.



DAVID B. WORTMAN joined the Company in September 1993 as Senior Vice President and has served as President and Chief Executive Officer and a director since January 1994. Prior to joining the Company, Mr. Wortman held a succession of senior executive positions with Pritsker Corporation, a computer software company he co-founded in 1973. Mr. Wortman is a past President of the Institute of Industrial Engineers and a recipient of its Outstanding Young Industrial Engineer award. He is currently President and a Director of the Indiana Software Association. Mr. Wortman holds B.S. and M.S. degrees in industrial engineering from Purdue University.


CHRISTOPHER D. CLAPP joined the Company as Vice President, Marketing in April 1996. From November 1993 to February 1996, Mr. Clapp was employed by Centillion Data Systems, Inc., a company which develops and markets software and services for the telecommunications industry, last serving as Vice President and General Manager of that company's communications division. From January 1989 to November 1993, Mr. Clapp was employed at Pritsker Corporation, holding various positions, including Product Manager and Manager, Sales Operations. As Product Manager at Pritsker Corporation, Mr. Clapp designed and implemented the worldwide marketing strategy for that company's manufacturing planning and scheduling software system. Mr. Clapp holds a B.S. degree in industrial engineering from Purdue University.


OLIVER C. FOWLER joined the Company as Vice President, Sales in April 1995. Mr. Fowler has been involved in the sales of computer hardware and software products since 1975. From 1989 to 1995, Mr. Fowler held a succession of sales management positions, including Director of Strategic Accounts, with Symix Computer Systems, Inc. a computer software company specializing in the ERP systems market for discrete, midsize manufacturers. Mr. Fowler holds a B.A. from Marietta College in Management/Economics and has a

Certification in Production and Inventory Management from the American Production and Inventory Control Society.


STEPHEN R. HEAD joined the Company as Vice President, Finance and Administration and Chief Financial Officer in December 1996 and has served as Secretary and Treasurer since January 1997. From January 1994 through November 1996, Mr. Head served as Vice President, Finance and Chief Financial Officer of Software Artistry, Inc., a software company which became a public company in March 1995. From 1991 through December 1993, he served as a part-time Chief Financial Officer and Controller for Software Artistry, Inc. and rendered similar services to other small and growing companies, including four other software companies. He is a founding member and former Treasurer of the Indiana Software Association. Mr. Head is a Certified Public Accountant and holds B.S. and M.B.A. degrees from Indiana University.



GARY W. RUSH joined the Company as Vice President, Development in May 1994. Prior to joining the Company, Mr. Rush was President of Micro Data Base Systems, Inc., a provider of relational and network database management software. During his 14 year tenure at Micro Data Base Systems, Mr. Rush held various other positions, including Chief Operating Officer, Vice President of Development, and Vice President of Consulting. Mr. Rush holds a B.S.E.E. and a M.S.M. with a focus on management information systems from Purdue University.


JOSEPH S. SWERN joined the Company in September 1995 as Vice President, Service and Support. Prior to joining the Company, Mr. Swern was Vice President of Professional Services at Symix Computer Systems, Inc. During his seven year tenure at Symix, Mr. Swern also served as Director of Consulting Services, Manager of Implementation Consulting and Senior Implementation Consultant. Preceding his employment with Symix Computer Systems, Inc., Mr. Swern spent ten years working in both discrete and process manufacturing, holding various management positions. Mr. Swern holds a B.S. degree in industrial management from Franklin University and a M.B.A. from Capital University. He has a Certification in Production and Inventory Management from the American Production and Inventory Control Society.


GREGORY F. EHLINGER has been a Director of the Company since 1990. He has been a Vice President and Treasurer of Irwin Financial Corporation since 1992. From 1988 through 1992, Mr. Ehlinger was an associate of Miller Venture Partners. Mr. Ehlinger has a B.A. in economics and psychology and a M.B.A. from the University of Virginia.



STANDISH H. O'GRADY has been a Director of the Company since 1987. Mr. O'Grady is a Managing Director in the venture capital department of Hambrecht & Quist California, a subsidiary of Hambrecht & Quist Group, a venture capital, investment banking and securities brokerage firm specializing in emerging growth companies. Mr. O'Grady has served in various positions with Hambrecht & Quist California's venture capital department since 1986. Mr. O'Grady previously worked at Intel Corporation. He is currently a director of numerous private companies. He holds a B.S.E. degree in chemical engineering from Princeton University and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.



Each Director holds office until the next annual meeting of stockholders and until his successor is duly elected and qualified. Officers are elected by the Board of Directors at each annual meeting and serve at the pleasure of the Board of Directors.



The Board of Directors has established an Audit Committee consisting of Messrs. Coron and Ehlinger and a Compensation Committee consisting of Messrs. Coron, Ehlinger and O'Grady. The Audit Committee reviews with the Company's independent auditors the scope and timing of their audit services and any other services they are asked to perform, the auditor's report on the Company's financial statements following completion of their audit, and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent auditors for the ensuing year. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company and administers the Stock Option Plan. See "--Stock Option Plan."

DIRECTORS COMPENSATION

Mr. Coron is paid $4,000 per quarter plus expenses for each meeting of the Board of Directors he attends. Messrs. Coron, Ehlinger and O'Grady each annually receive an option for 5,000 shares of Common Stock, pursuant to the Stock Option Plan, at the fair market value of the stock on the date of grant, 25% of which is exercisable on the first anniversary of the date of the grant and 75% of which is exercisable at the rate of 1/48th of the amount granted each month thereafter. See "--Stock Option Plan."

EXECUTIVE COMPENSATION

The following table sets forth the total annual compensation paid to, or for the account of, the Chief Executive Officer of the Company and the Company's other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1996 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                             ANNUAL COMPENSATION      AWARDS
                                                            ---------------------     OPTIONS         ALL OTHER
NAME AND PRINCIPAL POSITION                                   SALARY      BONUS    (# OF SHARES)   COMPENSATION(1)
----------------------------------------------------------  ----------  ---------  -------------  -----------------
David B. Wortman
  President and Chief Executive Officer...................  $  140,000  $  48,151       75,000        $   2,531
Oliver C. Fowler
  Vice President, Sales...................................     100,000     44,287       25,000            2,262
Gary W. Rush
  Vice President, Development.............................      90,000     27,244       62,000            2,136
Joseph S. Swern
  Vice President, Services and Support....................      92,000     30,150       20,000            1,246

------------------------

(1) Consists of Company matching contributions to the 401(k) plan and life insurance premiums.

OPTIONS

The following table sets forth certain information concerning grants of stock options to each of the Named Executive Officers during 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                      POTENTIAL
                                                                                                      REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                                                                                   ANNUAL RATES OF
                                        NUMBER OF     % OF TOTAL                                     STOCK PRICE
                                       SECURITIES       OPTIONS                                    APPRECIATION FOR
                                       UNDERLYING     GRANTED TO      EXERCISE                      OPTION TERM(4)
                                         OPTIONS       EMPLOYEES        PRICE      EXPIRATION   ----------------------
                                      GRANTED(1)(2)     IN YEAR     ($/SHARE)(3)      DATE          5%         10%
                                      -------------  -------------  -------------  -----------  ----------  ----------
David B. Wortman....................       75,000           14.2%     $    3.50       1/26/06   $  165,085  $  418,357

Oliver C. Fowler....................       25,000            4.7           3.50       1/26/06       55,028     139,457

Gary W. Rush........................       62,000           11.7           3.50       1/26/06      136,470     345,842

Joseph S. Swern.....................       20,000            3.8           3.50       1/26/06       44,023     111,562

------------------------

(1) Options granted under the Stock Option Plan become exercisable over a four-year period, 25% on the first anniversary of the date of grant and 1/48 of the total each month thereafter, with vesting subject to the employee's continued employment. Stock options are issued at the estimated fair market value at the date of grant. The exercise of the options may be accelerated in the event of certain occurrences including the sale of the Company.

(2) Subsequent to December 31, 1996, the Company granted options to purchase shares of Common Stock to the Named Executive Officers at $5.75 per share as follows: Mr. Wortman, 30,000 shares; Mr. Fowler, 15,000 shares; Mr. Rush, 20,000 shares; and Mr. Swern, 20,000 shares.

(3) All options were granted at fair market value as determined by the Board of Directors of the Company on the date of grant based upon a third-party valuation. The exercise price may in some cases be paid by delivery of other shares or by offset of the shares subject to the options.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any Named Executive Officer or any other holder of the Company's securities that the actual stock price appreciation over the ten year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

The following table sets forth certain information concerning exercisable and unexercisable stock options held by the Named Executive Officers at December 31, 1996.

                  AGGREGATED OPTION EXERCISES IN LAST YEAR AND
                             YEAR-END OPTION VALUES

                                                                    NUMBER OF                    VALUE OF
                                                              SECURITIES UNDERLYING            UNEXERCISED
                                    SHARES                     UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                   ACQUIRED                    AT DECEMBER 31, 1996      AT DECEMBER 31, 1996(1)
                                      ON          VALUE     --------------------------  --------------------------
                                  EXERCISE(#)  REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                                  -----------  -----------  -----------  -------------  -----------  -------------
David B. Wortman................      --        $  --           33,957        96,043     $ 188,461    $   285,539

Oliver C. Fowler................      --           --           20,833        54,167       115,623        218,127

Gary W. Rush....................      --           --           14,322        75,668        79,543        215,357

Joseph S. Swern.................      --           --            9,375        40,625        50,156        155,344

------------------------

(1) Calculated on the basis of the fair market value of the underlying shares of Common Stock at December 31, 1996 of $5.75 per share, as determined by the Company's Board of Directors based upon a third-party valuation, minus the per share exercise price.

STOCK OPTION PLAN


A total of 1,800,000 shares of Common Stock are reserved for issuance upon exercise of options granted under the Stock Option Plan, as adopted on August 16, 1990 and amended on July 8, 1996 and November 21, 1997. As of September 30, 1997, options to purchase an aggregate of 1,060,785 shares of Common Stock were outstanding at a weighted average exercise price of $3.31 per share. There are currently 509,163 shares of Common Stock reserved for grant under the Stock Option Plan. No stock options may be granted under the Stock Option Plan after August 16, 2000.



The Stock Option Plan is administered by the Compensation Committee, which is composed solely of non-employee directors of the Company. Participants in the Stock Option Plan are employees, including officers of the Company, non-employee directors, independent contractors, consultants, vendors and suppliers to the Company as may be selected from time to time by the Compensation Committee. Subject to the terms of the Stock Option Plan, the Compensation Committee is authorized to determine the number of shares of Common Stock subject to each option granted thereunder, the exercise price of such option, the time and conditions of exercise of such option and all other terms and conditions of such option. The Stock Option Plan does, however, provide that non-employee directors will automatically be granted an option to purchase 20,000 shares of Common Stock upon becoming a member of the Board of Directors and an option to purchase 5,000 shares of Common Stock on each yearly anniversary of joining the Board of Directors. Such options are exercisable at the fair market value of the Common Stock on the date of grant.


Options granted under the Stock Option Plan may be incentive stock options ("ISOs"), as defined by Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or nonqualified stock options that do not meet the requirements of Section 422 of the Code ("NQSOs"). ISOs may be granted only to employees of the Company. The per share exercise price of a NQSO will not be less than 85% of the fair market value of the Common Stock at the date of grant, and the per share exercise price of an ISO will be not less than 100% of the fair market value of the Common Stock on the date of the grant, except that the per share exercise price for ISOs granted to holders of 10% or more of the total combined voting power of all outstanding classes of stock of the Company ("10% Shareholders") will be not less than 110% of such fair market value. In addition, for each participant, the maximum aggregate fair market value on the date of grant of all shares subject to ISOs first exercisable in any one year may not exceed $100,000.

Options will expire on a date determined by the Compensation Committee, provided that in the case of ISOs, the options will expire not more than ten years from the date of grant (five years in the case of ISOs issued to 10% Shareholders). If an option holder's service with the Company is terminated, whether by retirement or otherwise, options granted under the Stock Option Plan generally will expire 30 days after the termination of employment or of service as a director, as the case may be, unless termination occurs as a result of death or permanent disability, in which case such options will expire one year after such event. In addition, the Compensation Committee has the discretion to extend the expiration, date of options following termination of employment or termination of services as a director, as the case may be. Options are not transferable other than by will or the laws of descent and distribution.



Pursuant to the Stock Option Plan, options become exercisable with respect to 1/4 of the shares on the first anniversary of the date of the grant and with respect to 1/48 of the shares on the last day of each of the next 36 consecutive months. The Stock Option Plan provides for an acceleration of the exercisability of option grants at the discretion of the Compensation Committee. In the event of a merger of the Company with or into another corporation in which the Company does not survive or a sale of substantially all of the Company's assets, all outstanding options vest immediately and become fully exercisable, provided that if the Board of Directors determines that such immediate vesting is not in the best interests of the Company, then all outstanding options shall be assumed or an equivalent option substituted by the successor corporation. If any options become exercisable immediately, the Compensation Committee must notify each holder that the option is exercisable for a period of not less than 10 or more 60 days from the date of the notice and that all options not exercised by such date will terminate.



STOCK PURCHASE PLAN



On November 21, 1997, the Company adopted the Stock Purchase Plan. The Company has reserved 100,000 shares of Common Stock for issuance under the Stock Purchase Plan. Any full-time employee of the Company, including officers, may elect to have a specified amount deducted from his or her compensation, up to a maximum of 10% of his or her adjusted wages each payroll period. On the last business day of each quarter, the cash withheld from each employee's compensation during that quarter will be used to purchase directly from the Company the largest number of whole shares of Common Stock that can be purchased with such amount at a price equal to the greater of (i) 85% of the closing price of the Common Stock on The Nasdaq National Market on the first business day of the quarter or (ii) 90% of the average closing price of the Common Stock on The Nasdaq National Market for each business day of the quarter.



An employee may not purchase shares of Common Stock in any year having a fair market value of more than $25,000, and no shares of Common Stock will be purchased on behalf of an employee, if after such purchase the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company. An employee's interest in the amount of cash and/or shares held on his or her behalf will be fully vested and nonforfeitable at all times. All shares of Common Stock purchased by an employee will be held by the Company or an agent of the Company and will be registered in the name of the Stock Purchase Plan. The Company or its agent will abstain from voting any shares held under the Stock Purchase Plan.



An employee may have any shares of Common Stock held on his or her behalf under the Stock Purchase Plan distributed to him or her, if such shares have been held for at least six months. Any increase in the number of shares of Common Stock reserved for issuance under the Stock Purchase Plan must be approved by the Company's shareholders.


401(K) SAVINGS PLAN


The Company has a defined contribution retirement plan (the "401(k) Plan"), intended to qualify under Sections 401(a) and 401(k) of the Code. All employees of the Company are eligible to participate in the

401(k) Plan on the first day of the calendar quarter concurrent with or following 90 days of employment. The 401(k) Plan provides that each participant may contribute from 1% to 15% of compensation, subject to statutory limitations. The Company may also make discretionary contributions based on a certain percentage of a participant's contributions under the 401(k) Plan, as determined by the Company, or such other additional amounts as the Company may deem appropriate. The Board of Directors approved a matching contribution of 25% of the first 6% of employee contributions beginning January 1996. The Company contributions under the 401(k) Plan totaled $39,000 for the year ended December 31, 1996.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS


As permitted by the Indiana Business Corporation Law, Articles of the Company require the Company to indemnify its officers and directors from certain liabilities, if the officer or director acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity, was in the best interests of the Company, and in all other cases, was not opposed to the best interests of the Company, and, with respect to any criminal proceeding, the officer or director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful. The Articles further provide that the Company may advance to its officers and directors expenses incurred in connection with proceedings against them for which they may be indemnified, if the Company receives a written affirmation from such officer or director of his good faith belief that he met the standard of conduct described above and that he will repay all advanced expenses if it is ultimately determined that he did not meet such standard of conduct. At present, the Company is not aware of any pending or threatened litigation or proceeding involving an officer, director, employee or agent of the Company in which indemnification would be required or permitted.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ira Coron, Standish O'Grady and Greg Ehlinger served on the Compensation Committee during 1996. None of the members of the Compensation Committee is now serving or has previously served as an employee or officer of the Company and none of the Company's executive officers serves as a director of, or in any compensation related capacity for, companies with which members of the Compensation Committee are affiliated.

                       PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of October 17, 1997 and immediately following the completion of this offering, by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer,
(iv) all directors and executive officers of the Company as a group and (v) each Selling Shareholder. This table assumes no exercise of the Underwriters' overallotment option. See "Underwriting." Unless otherwise noted, all addresses are in care of the Company at 9002 Purdue Road, Indianapolis, Indiana 46268


                                                             SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                                               OWNED PRIOR TO                          OWNED AFTER
                                                               OFFERING(1)(2)        SHARES TO       OFFERING(1)(2)
                                                           -----------------------  BE SOLD IN   -----------------------
NAME                                                         NUMBER      PERCENT     OFFERING      NUMBER      PERCENT
---------------------------------------------------------  ----------  -----------  -----------  ----------  -----------
Entities affiliated with Hambrecht & Quist Group(3)......   1,210,601        64.2%      --        1,210,601        30.6
John Hancock Leasing Corporation.........................      13,008       *           13,008       --          --
Richard B. Lapin.........................................       1,055       *            1,055       --          --
J. Irwin Miller(4).......................................     249,259        13.2      125,937      123,322         3.1
Gerald V. Roch(5)........................................      91,982         4.9       30,000       61,982         1.6
Norma Roch(6)............................................      86,982         4.6       30,000       56,982         1.4
Ira Coron(7).............................................     105,041         5.3       --          105,041         2.6
Gregory F. Ehlinger(8)...................................      16,541       *           --           16,541       *
Standish H. O'Grady(9)...................................   1,233,142        65.3       --        1,233,142        31.2
David B. Wortman(10).....................................     130,937         6.7       --          130,937         3.2
Oliver C. Fowler(11).....................................      44,791         2.3       --           44,791         1.1
Gary W. Rush(12).........................................      49,332         2.6       --           49,332         1.2
Joseph S. Swern(13)......................................      26,041         1.4       --           26,041       *
Joseph A. Bielawski(14)..................................      30,881         1.6       --           30,881       *
Robert J. Johnson(15)....................................      16,946       *           --           16,946       *
Alan R. McLean(16).......................................       6,000       *           --            6,000       *
William I. Miller(17)....................................      25,941         1.3       --           25,941       *
Mark A. Patterson(18)....................................       7,145       *           --            7,145       *
David O. Thomas(19)......................................      30,000         1.6       --           30,000       *
All executive officers and directors as a group
  (9 persons)(20)........................................   1,644,181        73.8       --        1,644,181        38.3


------------------------

*   Less than 1% of outstanding Common Stock.

 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.


 (2) Applicable percentage of ownership as of October 17, 1997 is based upon 1,886,451 shares of Common Stock outstanding, including 1,479,824 shares of Common Stock issuable upon the conversion of the Convertible Preferred Stock. Applicable percentage ownership after the offering is based upon 3,950,514 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.



 (3) Consists of: 33,355 shares of Common Stock owned by Hamco Capital Corporation; 623,406 shares of Common Stock owned by H&Q London Ventures; 202,614 shares of Common Stock owned by Ivory & Sime Enterprise Capital, plc; 287,044 shares of Common Stock owned by Hambrecht & Quist California; 1,730 shares of Common Stock owned by Hambrecht & Quist Venture Partners; and 62,452 shares of Common Stock owned by Hambrecht 1980 Revocable Trust. All of the aforementioned entities (the "H&Q Entities") are controlled, directly or indirectly, by Hambrecht & Quist Group. The address for each of the H&Q Entities is One Bush Street, San Francisco, California, 94104.

 (4) The address from Mr. Miller is 301 Washington Street, Columbus, Indiana 47201. If the Underwriters' overallotment option is exercised in full, Mr. Miller will sell an additional 123,322 shares of Common Stock, and thereafter will not beneficially own any shares of Common Stock.



 (5) If the Underwriters' overallotment option is exercised in full, Mr. Roch will sell 26,633 shares of Common Stock and thereafter beneficially own 35,349 shares of Common Stock, representing less than 1% of the outstanding Common Stock. Until early 1997, Mr. Roch was a director and an executive vice president of the Company.



 (6) If the Underwriters' overallotment option is exercised in full, Mrs. Roch will sell 26,632 shares of Common Stock and thereafter beneficially own 30,350 shares of Common Stock, representing less than 1% of the outstanding Common Stock.



 (7) Includes 105,041 shares of Common Stock issuable upon the exercise of options within 60 days of October 17, 1997. If the Underwriters' overallotment option is exercised in full, Mr. Coron will sell 50,000 shares of Common Stock and thereafter beneficially own 55,041 shares of Common Stock, representing 1.4% of the outstanding Common Stock.


 (8) Includes 1,416 shares of Common Stock issuable upon the exercise of options within 60 days of October 17, 1997.

 (9) Includes 1,210,601 shares of Common Stock owned by the H&Q Entities. Mr. O'Grady, a director of the Company, is an affiliate of the H&Q Entities, and accordingly may be attributed beneficial ownership of the shares of Common Stock owned by the H&Q Entities. Mr. O'Grady disclaims beneficial ownership of the shares of Common Stock held by the H&Q Entities, except to the extent of his pecuniary interest therein. Also includes 2,583 shares of Common Stock issuable upon the exercise of options within 60 days of October 17, 1997.

 (10) Includes 80,937 shares of Common Stock issuable upon the exercise of options within 60 days of October 17, 1997.

 (11) Includes 44,791 shares of Common Stock issuable upon the exercise of options within 60 days of October 17, 1997.

 (12) Includes 45,332 shares of Common Stock issuable upon the exercise of options within 60 days of October 17, 1997.

 (13) Includes 26,041 shares of Common Stock issuable upon the exercise of options within 60 days of October 17, 1997.


 (14) If the Underwriters' overallotment option is exercised in full, Mr. Bielawski will sell 30,881 shares of Common Stock and thereafter will not beneficially own any shares of Common Stock.


 (15) If the Underwriters' overallotment option is exercised in full, Mr. Johnson will sell 16,946 shares of Common Stock and thereafter will not beneficially own any shares of Common Stock.

 (16) If the Underwriters' overallotment option is exercised in full, Mr. McLean will sell 6,000 shares of Common Stock and thereafter will not beneficially own any shares of Common Stock.

 (17) If the Underwriters' overallotment option is exercised in full, Mr. Miller will sell 25,941 shares of Common Stock and thereafter will not beneficially own any shares of Common Stock.

 (18) If the Underwriters' overallotment option is exercised in full, Mr. Patterson will sell 7,145 shares of Common Stock and thereafter will not beneficially own any shares of Common Stock.


 (19) If the Underwriters' overallotment option is exercised in full, Mr. Thomas will sell 24,000 shares of Common Stock and thereafter beneficially own 6,000 shares of Common Stock, representing less than 1% of the outstanding Common Stock.


 (20) Includes 340,474 shares of Common Stock issuable upon the exercise of options within 60 days of October 17, 1997.

                          DESCRIPTION OF CAPITAL STOCK

Upon the closing of this offering, the authorized capital stock of the Company will consist of ten million shares of Common Stock and two million shares of preferred stock (the "Preferred Stock"). As of September 30, 1997, there were 406,627 shares of Common Stock issued and outstanding held of record by 27 shareholders.

COMMON STOCK

Each holder of Common Stock is entitled to one vote for each share held on matters voted upon by shareholders, subject to limitations discussed under the caption "Other Restrictions on Acquisition of the Company," below. Under Indiana law and pursuant to the Articles, the holders of the Common Stock possess exclusive voting power in the Company and will continue to possess exclusive voting power, unless a new class of Preferred Stock is issued and voting rights are granted to the holders thereof or unless the Articles are amended as provided therein and pursuant to Indiana law. Subject to preferences that may be applicable to shares of Preferred Stock issued in the future, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor and, in the event of liquidation or dissolution of the Company, all assets of the Company (after payment or provision for payment of all debts and liabilities of the Company) available for distribution, in cash or in kind. See "Dividend Policy." Shareholders of the Company have no pre-emptive rights to acquire additional shares of Common Stock which may be subsequently issued. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK


The Board is authorized, without further action by the shareholders, to issue up to two million shares of Preferred Stock in one or more series. The Board is authorized to fix and state the relative rights, preferences, privileges and restrictions thereof, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preferences, the number of shares constituting any series and the designation of such series. Preferred Stock may rank prior to the Common Stock as to dividend rights and/ or liquidation preferences and may have full or limited voting rights. The holders of Preferred Stock will be entitled to vote as a separate class or series under certain circumstances (principally in cases directly affecting the rights of the then existing holders of Preferred Stock, such as a merger, share exchange or modification of terms of the Preferred Stock), regardless of any other voting rights which such holders may have. Accordingly, the Board can, without shareholder approval, issue Preferred Stock with voting and conversion rights that would materially adversely affect the voting power of the holders of the Common Stock. The issuance of Preferred Stock could have the effect of decreasing the market price of the Shares. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. If the Company issues any Preferred Stock that would disproportionately reduce the voting rights of the Common Stock, the Common Stock could be required to delist from The Nasdaq National Market. The Company has no current plan to issue any Preferred Stock.


REGISTRATION RIGHTS


Upon the closing of the offering, the holders of 1,367,950 shares of Common Stock (the "Registrable Securities") are entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Shares Eligible for Future Sale." Under the terms of an agreement between the Company and the holders of the Registrable Securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders exercising registration rights, those holders are entitled to notice of registration and are entitled to include shares of Registrable

Securities therein. The holders of Registrable Securities may also require the Company to file a registration statement under the Securities Act at its expense with respect to their Registrable Securities, and the Company is required to use its best efforts to effect the registration of at least 20% of the Registrable Securities of each holder making the request and of each holder joining such request, subject to, among other things, the right of the Company not to effect any registration within 180 days following the offering made hereby. Further, certain holders of the Registrable Securities may require the Company to file additional registration statements on Form S-3. These registration rights are subject to certain conditions and limitations, among them the reasonably anticipated aggregate price of the shares offered to the public must exceed one million dollars. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights."


OTHER RESTRICTIONS ON ACQUISITION OF THE COMPANY



As an Indiana corporation, the Company is governed by the provisions of the Indiana Business Corporation Law (the "IBCL").



VOTING REQUIREMENTS FOR CERTAIN BUSINESS COMBINATIONS. Chapter 43 of the IBCL establishes a five-year period beginning with the beneficial acquisition of 10% of the voting power of the outstanding voting shares of a "resident domestic corporation" (which definition includes the Company) during which certain business transactions involving the acquiring shareholder are prohibited unless, prior to the acquisition of such interest, the board of directors approves the acquisition of such interest or the proposed business combination. After the five-year period expires, a business combination involving the acquiring shareholder may take place only upon approval by a majority of the disinterested shares, or if the other shareholders receive a formula price based on the higher of the highest price paid by the acquiring shareholder or the market value at the time of the announcement of the proposed transaction, whichever is higher. The minimum price for shares other than common shares is to be determined under criteria similar to that for common shares, except the minimum price as defined cannot be less than the highest preferential amount to which the shares are entitled in the event of any liquidation, dissolution or winding up of the corporation.



CHANGES OF CONTROL. Under Chapter 42 of the IBCL, with certain exceptions, a person proposing to acquire or acquiring voting shares of an "issuing public corporation" (which definition includes corporations having at least 100 shareholders, their principal place of business, office or substantial assets within Indiana, and in which more than 10% of shareholders are Indiana residents, 10% of shares are owned by Indiana residents, or 10,000 or more shareholders are Indiana residents) sufficient to entitle that person to exercise voting power within any of the ranges of one-fifth to one-third of all voting power, more than one-third but less than one-half of all voting power, or a majority or more of all voting power (a "control share acquisition") may give a notice of such fact to the corporation containing certain specified data. The acquiring person may request that the directors call a special meeting of shareholders for the purpose of considering the voting rights to be accorded the shares so acquired ("control shares"), and the control shares have voting rights only to the extent granted by a resolution approved by the shareholders. The resolution must be approved by a majority of the votes entitled to be cast by each voting group entitled to vote separately on the proposal, excluding shares held by the acquiring person and shares held by management. Control shares as to which the required notice has not been filed may be redeemed at fair market value by the corporation if the corporation is authorized to do so by its articles of incorporation or bylaws before a control share acquisition has occurred. The Company has not adopted such a provision in its Articles or Bylaws. Control shares not afforded full voting rights by the shareholders may also be redeemed. Shareholders are entitled to dissenters rights with respect to the control share acquisition in the event that the control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority of all voting power.



OTHER PROVISIONS OF THE IBCL. The IBCL specifically authorizes directors, in considering the best interest of a corporation, to consider both the long- and short-term interests of the corporation, as well as the effects of any action on shareholders, employees, suppliers and customers of the corporation, and communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if they determine in good faith that the action is not in the best interests of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action or inaction might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be "reasonable in relation to the threat posed." The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply.



The IBCL requires directors to discharge their duties, based on the facts then known to them, in good faith, with the care an ordinary, prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation. A director is not liable for any action taken as a director or for failure to take any action unless the director has breached or failed to perform the duties of the director's office in compliance with the foregoing standard and the breach or failure to perform constitutes willful misconduct or recklessness.


TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

INFORMATION PROVIDED TO SHAREHOLDERS

The Company intends to furnish its shareholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

                        SHARES ELIGIBLE FOR FUTURE SALE


Upon the closing of this offering, the Company will have outstanding an aggregate of 3,950,514 shares of Common Stock. Of these shares, all the Shares sold in this offering will be freely tradeable without restrictions or further registration under the Securities Act and the remaining 1,700,514 shares of Common Stock held by existing shareholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act.



The officers, directors, certain shareholders, and holders of outstanding stock options of the Company have agreed not to, directly or indirectly, issue, offer to sell, sell, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, or otherwise encumber or dispose of any securities issued by the Company, including shares of Common Stock or securities convertible into or exchangeable or exercisable for or evidencing any right to purchase or subscribe for any share of Common Stock for a period of six months from the effective date of the Registration Statement, without the prior written consent of the First Albany Corporation and the Company. An appropriate legend shall be marked on the face of certificates representing all such securities. The Company also has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or any options or warrants to purchase Common Stock other than shares or options issued under the Company's stock option plans, for a period of six months after the date of this Prospectus, except with the prior written consent of First Albany Corporation.

Substantially all of the Restricted Shares are subject to the Lock-Up Agreements (the "Lock-up Restricted Shares"). Approximately 390,000 Lock-Up Restricted Shares will be available for sale in the public market immediately following the expiration of the six month lock-up period, pursuant to Rule 144(k), and approximately 1,300,000 Lock-Up Restricted Shares will become eligible for sale in the public market immediately following the expiration of the six month lock-up period, subject to the volume and other limitations of Rule 144 and Rule 701, as discussed below. The remaining Lock-up Restricted Shares will begin to be eligible for sale at various times thereafter pursuant to Rule 144.



In general, under Rule 144 beginning 90 days after the date of this Prospectus, any holder of Restricted Shares, including an affiliate of the Company, as to which at least one year has elapsed since the later of the date of acquisition of the shares from the Company or an affiliate, would be entitled within any three-month period to sell a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 40,000 shares upon the completion of this offering) or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. However, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who beneficially owns Restricted Shares is entitled to sell such shares under Rule 144(k) without regard to the limitations described above, provided that at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company. The foregoing is a summary of Rule 144 and is not intended to be a complete description of it.


As of September 30, 1997, there were 1,060,785 shares of Common Stock subject to outstanding options issued pursuant to the Stock Option Plan, of which 399,867 were vested as of that date. The Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under the Stock Option Plan, thus permitting the sale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing.

Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisers prior to the closing of this offering pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to stock options granted by the Company before this offering, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are deemed to be Restricted Shares and, subject to the contractual limitations described above, beginning 90 days after the date of this Prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights."


On November 21, 1997, the Company adopted the Stock Purchase Plan. The Company has reserved 100,000 shares of Common Stock for issuance under the Stock Purchase Plan, but to date no shares of Common Stock have been issued thereunder. Pursuant to the Stock Purchase Plan, all shares of Common Stock issued thereunder must be held for six months before they may be sold. The Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under the Stock Purchase Plan thus permitting sale of such shares by non-affiliates in the public market without restriction under the Securities Act after the six month holding period required by the Stock Purchase Plan. Such registration statement will become effective immediately upon filing.

                                  UNDERWRITING


The underwriters of this offering of Common Stock (the "Underwriters"), for whom First Albany Corporation, Van Kasper & Company and RvR Securities Corp. are serving as representatives (the "Representatives"), have agreed, subject to the terms and conditions of the Underwriting Agreement (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part) to purchase, and the Company and the Selling Shareholder have agreed to sell them severally, the number of shares of Common Stock set forth opposite their respective names below:



                                                                                   NUMBER OF
UNDERWRITERS                                                                         SHARES
---------------------------------------------------------------------------------  ----------
First Albany Corporation.........................................................
Van Kasper & Company.............................................................
RvR Securities Corp..............................................................
                                                                                   ----------
    Total........................................................................   2,250,000
                                                                                   ----------
                                                                                   ----------


The Underwriting Agreement provides that the obligations of the Underwriters to purchase shares of Common Stock are subject to certain conditions, and that if any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all shares of Common Stock agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement must be so purchased (other than those subject to the Underwriters' overallotment option described below).

The Company has been advised that the Underwriters propose to offer the shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain selected dealers (who may include the Underwriters) at such public offering price less a
concession not in excess of $   per share. The Underwriters may allow, and the
selected dealers may reallow, a concession not in excess of $   per share to
certain other brokers and dealers. After the public offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.


Certain of the Selling Shareholders of the Company have granted to the Underwriters an option, exercisable no later than 45 days after the date of this Prospectus, to purchase up to 337,500 additional shares of Common Stock at the price to public set forth on the cover page of this Prospectus, less the underwriting discounts set forth on the cover page of this Prospectus, solely to cover over-allotments. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof as the number of shares of Common Stock to be purchased by it shown in the above table bears to the total shares offered, and such Selling Shareholders will be obligated, pursuant to the option, to sell such shares of Common Stock to the Underwriters.


The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.


The officers, directors, certain shareholders, and holders of outstanding stock options of the Company have agreed not to, directly or indirectly, issue, offer to sell, sell, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, or otherwise encumber or dispose of any securities issued by the Company, including shares of Common Stock or securities convertible into or exchangeable or exercisable for or evidencing any right to purchase or subscribe for any share of Common Stock for a period of six months from the effective date of the Registration Statement, without the prior written consent of First Albany Corporation and the Company. An appropriate legend shall be marked on the face of certificates representing all such securities. The Company also has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or any options or warrants to purchase Common Stock other than shares or options issued under the Company's stock option plans, for a period of six months after the date of this Prospectus, except with the prior written consent of First Albany Corporation. First Albany Corporation may release all or a portion of the shares of Common Stock from the terms of the lock-up agreements at its discretion.

The Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

The Representatives have advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with this offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.


At the request of the Company, the Underwriters have reserved up to 100,000 of the Shares offered by the Company hereby for sale at the initial public offering price to certain employees of the Company and other persons, none of whom is expected to be a director or executive officer of the Company. The number of Shares available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other Shares offered hereby.


Prior to the offering, there has been no public market for the Company's Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives of the Underwriters and does not necessarily bear any direct relationship to the Company's assets, current earnings or book value or to any other established criteria of value, although these factors considered in establishing the initial public offering price. Among the other factors to be considered in determining the initial public offering price will be prevailing market conditions, the industry in which the Company operates, as assessment of the Company's management, its operating results, its capital structure, the business potential of the Company and the demand for similar securities of comparable companies.


Persons affiliated and associated with RvR Securities Corp. beneficially own an aggregate of 1,233,142 shares of the Company's Common Stock. See "Principal and Selling Shareholders." Consequently, this offering will be conducted in accordance with the applicable provisions of Rule 2720 of the Rules of the National Association of Securities Dealers, Inc. In accordance with those provisions, First Albany Corporation (the "Independent Underwriter") has served as a "qualified independent underwriter." The Independent Underwriter has performed due diligence with respect to the information contained herein and has participated in the preparation of the Registration Statement of which this Prospectus is a part. The price of the shares of Common Stock to be offered hereby will not be higher than the maximum public offering price recommended by the Independent Underwriter.

                                 LEGAL MATTERS

The validity of Shares offered hereby will be passed upon for the Company and for the Selling Shareholders by Ice Miller Donadio & Ryan, Indianapolis, Indiana. Orrick, Herrington & Sutcliffe LLP, New York, New York has acted as counsel for the Underwriters in connection with this offering.

                                    EXPERTS


The financial statements of the Company as of December 31, 1995 and 1996 and September 30, 1997, and for each of the three years in the period ended December 31, 1996 and the nine months ended September 30, 1997, included in the Registration Statement of which this Prospectus is a part, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549 (the "Commission"), a Registration Statement on Form S-1 under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as part thereof through the Electronic Data Gathering, Analysis and Retrieval system. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. Each statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, is publicly available through the Commissions' World Wide Web site (http:/www.sec.gov) or may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

                           MADE2MANAGE SYSTEMS, INC.
                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
Financial Statements:

Report of Independent Accountants..........................................................................     F-2

Balance Sheets as of December 31, 1995, 1996 and September 30, 1997........................................     F-3

Statements of Operations for the years ended December 31, 1994, 1995 and 1996 and the nine months ended
  September 30, 1996 (unaudited) and 1997..................................................................     F-4

Statements of Shareholders' Equity for the years ended December 31, 1994, 1995 and 1996 and the nine months
  ended September 30, 1997.................................................................................     F-5

Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and the nine months ended
  September 30, 1996 (unaudited) and 1997..................................................................     F-6

Notes to Financial Statements..............................................................................     F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
Made2Manage Systems, Inc.


We have audited the accompanying balance sheets of Made2Manage Systems, Inc. as of December 31, 1995 and 1996 and September 30, 1997, and the statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996 and for the nine months ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Made2Manage Systems, Inc. at December 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 and for the nine months ended September 30, 1997, in conformity with generally accepted accounting principles.



                                          Coopers & Lybrand L.L.P.



Indianapolis, Indiana
November 12, 1997

                           MADE2MANAGE SYSTEMS, INC.
                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                         DECEMBER 31,         SEPTEMBER 30, 1997
                                                                     --------------------  ------------------------
                                                                       1995       1996       ACTUAL
                                                                     ---------  ---------  -----------   PRO FORMA
                                                                                                        -----------
                                                                                                        (UNAUDITED)
                                                                                                         (NOTE 9)
                                                      ASSETS
Current Assets:
  Cash and cash equivalents........................................  $   1,033  $   1,139   $   1,856
  Trade accounts receivable, net of allowance for doubtful accounts
    of $92, $188 and $256 in 1995, 1996 and 1997, respectively.....      1,880      3,450       3,917
  Prepaid expenses and other.......................................         78         99         187
  Deferred income taxes............................................     --            554         393
                                                                     ---------  ---------  -----------
    Total current assets...........................................      2,991      5,242       6,353

Property and equipment, net........................................        585        921       1,738
Deferred income taxes..............................................     --            503         475
                                                                     ---------  ---------  -----------
    Total assets...................................................  $   3,576  $   6,666   $   8,566
                                                                     ---------  ---------  -----------
                                                                     ---------  ---------  -----------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt................................  $     212  $     357   $     266
  Accounts payable.................................................        190        426         561
  Accrued liabilities..............................................        266        480         404
  Accrued compensation and related expenses........................        547        539         591
  Deferred revenue.................................................      1,315      2,267       3,309
                                                                     ---------  ---------  -----------
    Total current liabilities......................................      2,530      4,069       5,131
Long-term obligations, net of current portion......................        452        436         733
Deferred revenue...................................................         85         45         217
                                                                     ---------  ---------  -----------
    Total liabilities..............................................      3,067      4,550       6,081
                                                                     ---------  ---------  -----------
Commitments (Note 6)
Shareholders' Equity:
  Convertible preferred stock, no par value:
    Series A; 79,137 shares authorized, issued and outstanding in
      1995, 1996 and 1997, no shares pro forma.....................        178        178         178    $  --
    Series B; 255,331 shares authorized, issued and outstanding in
      1995, 1996 and 1997, no shares pro forma.....................        471        471         471       --
    Series C; 577,643 shares authorized and 563,580 issued and
      outstanding in 1995, 1996 and 1997, no shares pro forma......      2,234      2,234       2,234       --
    Series D; 750,000 shares authorized and 581,776 issued and
      outstanding in 1995, 1996 and 1997, no shares pro forma......      1,159      1,159       1,159       --
  Preferred stock, no par value; 2,000,000 shares authorized, no
    shares issued and outstanding in 1996, 1997 and pro forma......                --          --           --
  Common stock, no par value; 10,000,000 shares authorized,
    373,106, 376,544, 406,627 and 1,886,451 shares issued and
    outstanding in 1995, 1996, 1997 and pro forma, respectively....        309        310         356        4,398
  Accumulated deficit..............................................     (3,842)    (2,236)     (1,913)      (1,913)
                                                                     ---------  ---------  -----------  -----------
    Total shareholders' equity.....................................        509      2,116       2,485    $   2,485
                                                                     ---------  ---------  -----------  -----------
                                                                                                        -----------
    Total liabilities and shareholders' equity.....................  $   3,576  $   6,666   $   8,566
                                                                     ---------  ---------  -----------
                                                                     ---------  ---------  -----------


                            See accompanying notes.

                           MADE2MANAGE SYSTEMS, INC.
                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                                            -------------------------------  ------------------------
                                                              1994       1995       1996                     1997
                                                            ---------  ---------  ---------     1996      -----------
                                                                                             -----------
                                                                                             (UNAUDITED)
Revenues:
  Software................................................  $   2,494  $   3,572  $   6,140   $   3,733    $   6,916
  Services................................................      1,748      2,160      2,998       2,238        3,728
  Hardware................................................        210        203        241         167          397
                                                            ---------  ---------  ---------  -----------  -----------
    Total revenues........................................      4,452      5,935      9,379       6,138       11,041
                                                            ---------  ---------  ---------  -----------  -----------
Costs of revenues:
  Software................................................        382        417        599         318          430
  Services................................................        977      1,175      1,762       1,214        2,409
  Hardware................................................        171        163        164         121          262
                                                            ---------  ---------  ---------  -----------  -----------
    Total costs of revenues...............................      1,530      1,755      2,525       1,653        3,101
                                                            ---------  ---------  ---------  -----------  -----------
    Gross profit..........................................      2,922      4,180      6,854       4,485        7,940
                                                            ---------  ---------  ---------  -----------  -----------
Operating expenses:
  Sales and marketing.....................................      1,122      1,717      3,282       2,093        4,324
  Product development.....................................        530      1,189      1,718       1,210        1,663
  General and administrative..............................        724        827      1,154         808        1,380
                                                            ---------  ---------  ---------  -----------  -----------
    Total operating expenses..............................      2,376      3,733      6,154       4,111        7,367
                                                            ---------  ---------  ---------  -----------  -----------
Operating income..........................................        546        447        700         374          573

Other expense, net........................................         98         49        122          58           53
                                                            ---------  ---------  ---------  -----------  -----------
Income before income taxes................................        448        398        578         316          520

Income tax provision (benefit)............................          5          6     (1,028)         17          197
                                                            ---------  ---------  ---------  -----------  -----------
Net income................................................  $     443  $     392  $   1,606   $     299    $     323
                                                            ---------  ---------  ---------  -----------  -----------
                                                            ---------  ---------  ---------  -----------  -----------
Per share amounts:
  Pro forma:
    Net income per share..................................                        $     .61                $     .15
                                                                                  ---------               -----------
                                                                                  ---------               -----------
    Average number of shares..............................                            2,846                    2,886
                                                                                  ---------               -----------
                                                                                  ---------               -----------
  Unaudited Supplemental pro forma determined based on
    SFAS No. 128 (Note 1):
    Net income per share..................................                        $     .63                $     .13
                                                                                  ---------               -----------
                                                                                  ---------               -----------
    Average number of shares..............................                            2,531                    2,544
                                                                                  ---------               -----------
                                                                                  ---------               -----------


                            See accompanying notes.

                           MADE2MANAGE SYSTEMS, INC.
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 CONVERTIBLE PREFERRED STOCK
                                  -----------------------------------------------------------------------------------------
                                          SERIES A                  SERIES B                  SERIES C           SERIES D
                                  ------------------------  ------------------------  ------------------------  -----------
                                   NUMBER OF                 NUMBER OF                 NUMBER OF                 NUMBER OF
                                    SHARES       AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT       SHARES
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------

Balances, January 1, 1994.......      79,137    $     178      255,331    $     471      563,580    $   2,234      329,461
  Issuance of shares............      --           --           --           --           --           --          252,315
  Exercise of stock options.....      --           --           --           --           --           --           --
  Net income....................      --           --           --           --           --           --           --
                                  -----------       -----   -----------       -----   -----------  -----------  -----------
Balances, December 31, 1994.....      79,137          178      255,331          471      563,580        2,234      581,776
  Exercise of stock options.....      --           --           --           --           --           --           --
  Net income....................      --           --           --           --           --           --           --
                                  -----------       -----   -----------       -----   -----------  -----------  -----------
Balances, December 31, 1995.....      79,137          178      255,331          471      563,580        2,234      581,776
  Exercise of stock options.....      --           --           --           --           --           --           --
  Net income....................      --           --           --           --           --           --           --
                                  -----------       -----   -----------       -----   -----------  -----------  -----------
Balances, December 31, 1996.....      79,137          178      255,331          471      563,580        2,234      581,776
  Exercise of stock options.....      --           --           --           --           --           --           --
  Net income....................      --           --           --           --           --           --           --
                                  -----------       -----   -----------       -----   -----------  -----------  -----------
Balances, September 30, 1997....      79,137    $     178      255,331    $     471      563,580    $   2,234      581,776
                                  -----------       -----   -----------       -----   -----------  -----------  -----------
                                  -----------       -----   -----------       -----   -----------  -----------  -----------


                                                     COMMON STOCK
                                               ------------------------                      TOTAL
                                                NUMBER OF                 ACCUMULATED    SHAREHOLDERS'
                                    AMOUNT       SHARES       AMOUNT        DEFICIT         EQUITY
                                  -----------  -----------  -----------  -------------  ---------------
Balances, January 1, 1994.......   $     654      199,075    $     263     $  (4,677)      $    (877)
  Issuance of shares............         505       --           --            --                 505
  Exercise of stock options.....      --           33,000           10        --                  10
  Net income....................      --           --           --               443             443
                                  -----------  -----------       -----   -------------        ------
Balances, December 31, 1994.....       1,159      232,075          273        (4,234)             81
  Exercise of stock options.....      --          141,031           36        --                  36
  Net income....................      --           --           --               392             392
                                  -----------  -----------       -----   -------------        ------
Balances, December 31, 1995.....       1,159      373,106          309        (3,842)            509
  Exercise of stock options.....      --            3,438            1        --                   1
  Net income....................      --           --           --             1,606           1,606
                                  -----------  -----------       -----   -------------        ------
Balances, December 31, 1996.....       1,159      376,544          310        (2,236)          2,116
  Exercise of stock options.....      --           30,083           46        --                  46
  Net income....................      --           --           --               323             323
                                  -----------  -----------       -----   -------------        ------
Balances, September 30, 1997....   $   1,159      406,627    $     356     $  (1,913)      $   2,485
                                  -----------  -----------       -----   -------------        ------
                                  -----------  -----------       -----   -------------        ------


                            See accompanying notes.

                           MADE2MANAGE SYSTEMS, INC.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                               NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                                           -------------------------------  ------------------------
                                                             1994       1995       1996                     1997
                                                           ---------  ---------  ---------     1996      -----------
                                                                                            -----------
                                                                                            (UNAUDITED)
Operating activities:
  Net income.............................................  $     443  $     392  $   1,606   $     299    $     323
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization of property and
      equipment..........................................         58         91        204         134          274
    Amortization of software development costs...........        112        196     --          --           --
    Provision for doubtful accounts......................        132         90        140          93          280
    Loss on disposition of property and equipment........         11         17         44      --           --
    Deferred income taxes................................     --         --         (1,057)     --              189
    Changes in assets and liabilities:
      Trade accounts receivable..........................       (223)    (1,080)    (1,710)       (383)        (747)
      Prepaid expenses and other                                  64         29        (21)         (3)         (88)
      Accounts payable and accrued liabilities...........       (197)       213        450          20           59
      Accrued compensation and related expenses..........        153        218         (8)       (143)          52
      Deferred revenue...................................        179        340        912         185        1,214
                                                           ---------  ---------  ---------  -----------  -----------
    Net cash provided by operating activities............        732        506        560         202        1,556
                                                           ---------  ---------  ---------  -----------  -----------
Investing activities:
  Purchases of property and equipment....................        (20)      (517)      (584)       (416)      (1,091)
  Proceeds from sales of property and equipment..........          1          4     --          --           --
  Capitalization of software development costs...........       (106)    --         --          --           --
                                                           ---------  ---------  ---------  -----------  -----------
    Net cash used in investing activities................       (125)      (513)      (584)       (416)      (1,091)
                                                           ---------  ---------  ---------  -----------  -----------
Financing activities:
  Proceeds from long-term obligations....................     --            282        333         252          604
  Payments on long-term obligations......................       (232)      (171)      (204)       (158)        (398)
  Proceeds from common stock options exercised...........         10         36          1           1           46
  Proceeds from issuance of Series D preferred stock.....        350     --         --          --           --
                                                           ---------  ---------  ---------  -----------  -----------
    Net cash provided by financing activities............        128        147        130          95          252
                                                           ---------  ---------  ---------  -----------  -----------
Change in cash and cash equivalents......................        735        140        106        (119)         717
Cash and cash equivalents, beginning of period...........        158        893      1,033       1,033        1,139
                                                           ---------  ---------  ---------  -----------  -----------
Cash and cash equivalents, end of period.................  $     893  $   1,033  $   1,139   $     914    $   1,856
                                                           ---------  ---------  ---------  -----------  -----------
                                                           ---------  ---------  ---------  -----------  -----------
Supplemental disclosures:
  Cash paid for:
    Interest expense.....................................  $     129  $      93  $      75   $      55    $      78
    Income taxes.........................................     --             26         18          17           21
Noncash investing and financing activities:
  Equipment acquired under capital lease obligations.....         70     --         --          --           --
  Conversion of notes payable and related accrued
    interest to Series D preferred stock.................        155     --         --          --           --

                            See accompanying notes.

                           MADE2MANAGE SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS


                     (INFORMATION FOR THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1996 IS UNAUDITED)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Made2Manage Systems, Inc. develops, markets and supports innovative management information systems for small and midsize manufacturing companies located primarily in the United States. The Company is dependent upon its primary product, Made2Manage for Windows, which is a fully integrated, Windows NT-based ERP business software for manufacturing companies.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

INTERIM FINANCIAL INFORMATION (UNAUDITED)


The unaudited financial statements for the nine months ended September 30, 1996 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the results of operations and cash flows for that period in accordance with generally accepted accounting principles. Results for interim periods are not necessarily indicative of results for the entire year.


CASH AND CASH EQUIVALENTS

The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents. Such investments are valued at cost which approximates market value.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Leasehold improvements are amortized over the lesser of the term of the related lease or estimated useful life. All other assets are depreciated using the straight-line method over their estimated useful lives which range from 3 to 10 years.

COMPUTER SOFTWARE DEVELOPMENT COSTS

The Company accounts for computer software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Costs incurred prior to establishing the technological feasibility of computer software products and enhancements to such products are expensed as incurred. Software development costs incurred by the Company following technological feasibility, defined by the Company as the existence of a working model of the product, and prior to the time the product is available for general release to customers, have not been material and, therefore, have not been capitalized in 1995, 1996 or during the nine months ended September 30, 1997.

                           MADE2MANAGE SYSTEMS, INC.

                     (INFORMATION FOR THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1996 IS UNAUDITED)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Capitalized costs are amortized on a product-by-product basis once the product is available for general release. Amortization is the greater of the amount computed using the ratio of the current year's gross revenues and the total of current and anticipated future gross revenues for that product or the straight-line method over the remaining economic life of such products, which does not exceed 36 months.

REVENUE RECOGNITION AND DEFERRED REVENUE


The Company recognizes revenue from the sale of its software and hardware upon receipt of an executed sales agreement and shipment to the customer provided there are no vendor obligations to be fulfilled and collectibility is probable in accordance with Statement of Position 91-1.


Services revenue includes support, education and consulting services. The Company provides software support and product upgrades to its customers through separately priced agreements. These support revenues are recognized on a straight-line basis over the term of the contract. Revenues from technical training and consulting services are recognized as provided to customers.

PRO FORMA NET INCOME PER SHARE


Pro forma net income per share is based upon the pro forma weighted average number of common and common equivalent shares outstanding for the period. Pro forma common equivalent shares consist of convertible preferred stock (using the "if converted" method) and stock options and warrants (using the modified treasury stock method). In accordance with Securities and Exchange Commission Staff Accounting Bulletins and staff policy, common and common equivalent shares issued during the twelve months immediately preceding the initial public offering are included in the calculation of pro forma net income per share for all periods presented, using the estimated offering price of $9.25 per share.



Under the modified treasury stock method, the assumed proceeds from the exercise of stock options and warrants are first applied to the repurchase of 20% of the shares of common stock outstanding, and are thereafter applied to the reduction of outstanding debt, with the remaining proceeds invested in short-term investments. As a result, net income used to calculate net income per share for the years ended December 31, 1996 and the nine months ended September 30, 1997 has been increased by $117,000 and $110,000, respectively. This increase in pro forma net income reflects the net of tax effect of the assumed decrease in interest expense from the assumed retirement of outstanding debt and the assumed increase in interest income from the assumed investment in short-term investments.



Because of the significant impact the assumed conversion has on the Company's capital structure and net income per share, historical net income per share has been excluded from the financial statements as it is not considered meaningful.


SUPPLEMENTAL PRO FORMA NET INCOME PER SHARE

In January 1997, the Financial Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earning Per Share." SFAS No. 128 specifies new standards designed to improve the earnings per share ("EPS") information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements and increasing the comparability of EPS

                           MADE2MANAGE SYSTEMS, INC.

                     (INFORMATION FOR THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1996 IS UNAUDITED)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

data. Some of the changes made to simplify the EPS computations include: (a) eliminating the presentation of primary EPS and replacing it with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS, (b) eliminating the modified treasury stock method and the three percent materiality provision, and (c) revising the contingent share provision and the supplemental EPS data requirements. SFAS No. 128 also makes a number of changes to existing disclosure requirement.


The supplemental pro forma net income presented on the Statement of Operations presents EPS determined in accordance with SFAS No. 128 and is based upon the pro form weighted average number of common and common equivalent shares outstanding for the period, using the estimated offering price. Pro forma common equivalent shares consist of convertible preferred stock (using the "if converted" method) and stock options and warrants (using the treasury stock method) as prescribed by SFAS No. 128. Under the treasury stock method the assumed proceeds from the exercise of stock options and warrants are applied solely to the repurchase of common stock. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997.

The computational method used to determine the Company's supplemental pro forma net income per share determined in accordance with SFAS No. 128 differs significantly from the method used to determine pro forma net income per share in accordance with current generally accepted accounting principles. The effect of these different computational methods on net income per share varies depending on the relative level of net income. Earnings per share presented in the Company's quarterly and annual financial statements at December 31, 1997 and thereafter will be determined in accordance with SFAS No. 128.

FAIR VALUE OF FINANCIAL INSTRUMENT

The fair value of the Company's financial instruments, which include cash and cash equivalents and bank notes payable, approximate their carrying value at December 31, 1995 and 1996 and September 30, 1997. The Company's commercialization funding obligation (see Note 4), which has a carrying value of $334,000 and $201,000 at December 31, 1995 and 1996 respectively, has a fair market value of approximately $449,000 and $254,000 as of those dates and is estimated based on the current rate offered to the Company on debt with similar maturities. The commercialization funding obligation was repaid in full on March 31, 1997.

2.  COMPUTER SOFTWARE DEVELOPMENT COSTS

During 1994 and 1995, the Company recorded amortization expense for previously capitalized computer software development costs. As a result of the completion of the Company's Windows-based product in late 1995, management fully amortized those costs associated with the predecessor product.

                           MADE2MANAGE SYSTEMS, INC.

                     (INFORMATION FOR THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1996 IS UNAUDITED)


3.  PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows (in thousands):

                                                                   DECEMBER 31
                                                               --------------------  SEPTEMBER 30,
                                                                 1995       1996         1997
                                                               ---------  ---------  -------------
Computer equipment...........................................  $     480  $     763    $   1,324
Furniture and equipment......................................        282        406          821
Leasehold improvements.......................................          4         15          130
                                                               ---------  ---------       ------
                                                                     766      1,184        2,275
Less accumulated depreciation and amortization...............        181        263          537
                                                               ---------  ---------       ------
                                                               $     585  $     921    $   1,738
                                                               ---------  ---------       ------
                                                               ---------  ---------       ------

4.  DEBT AND CREDIT AGREEMENTS

LINE OF CREDIT


The Company has a $1,000,000 working capital facility with a bank which had no amounts outstanding at September 30, 1997. This line of credit expires July 1, 1998. Interest is at the prime rate plus 0.75% (9.25% at September 30, 1997).


EQUIPMENT LINES OF CREDIT


The Company has two equipment lines of credit with a bank totaling $1,000,000. One line of credit, which expires May 1, 1998, provides for borrowings of up to $600,000 and had $424,000 outstanding at September 30, 1997. Amounts borrowed under this line of credit are repayable in equal monthly installments with interest at the prime rate plus 0.75% (9.25% at September 30, 1997). The other line of credit provides for borrowings of up to $400,000, expires December 1, 1997 and had no amounts outstanding at September 30, 1997.


LONG TERM OBLIGATIONS

Long-term obligations are summarized as follows (in thousands):

                                                                   DECEMBER 31
                                                               --------------------  SEPTEMBER 30,
                                                                 1995       1996         1997
                                                               ---------  ---------  -------------
Bank notes payable...........................................  $     279  $     556    $     974
Commercialization funding obligation.........................        334        200       --
Other........................................................         51         37           25
                                                               ---------  ---------       ------
                                                                     664        793          999
Less current portion.........................................        212        357          266
                                                               ---------  ---------       ------
                                                               $     452  $     436    $     733
                                                               ---------  ---------       ------
                                                               ---------  ---------       ------

                           MADE2MANAGE SYSTEMS, INC.

                     (INFORMATION FOR THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1996 IS UNAUDITED)


4.  DEBT AND CREDIT AGREEMENTS (CONTINUED)
Bank notes payable at September 30, 1997 require monthly payments of $22,000, plus interest at the prime rate plus 1.0% (9.50% at September 30, 1997). The notes are collateralized by accounts receivable and property and equipment, and include restrictive covenants, the most significant of which require the Company to maintain a specified ratio of total liabilities to tangible net worth and cash flow coverage of interest and principal.


The commercialization funding obligation required monthly principal payments of $11,000 plus interest at 3%. The effective interest on the obligation was 20% with the balance of the unpaid interest payable based on Company revenues following the repayment of principal. This obligation and all accrued interest was repaid on March 31, 1997. This loan was subordinate to the other borrowings.



Scheduled repayments of long-term obligations as of September 30, 1997 for the years ended December 31 are as follows (in thousands):


1997.................................................................................  $      69
1998.................................................................................        325
1999.................................................................................        333
2000.................................................................................        201
2001.................................................................................         71
                                                                                       ---------
                                                                                       $     999
                                                                                       ---------
                                                                                       ---------

5.  SHAREHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK


Convertible preferred stock has the same voting and dividend participation rights as common stock, and has a preference in liquidation over common stock. Under their provisions, all series of preferred stock will automatically convert to common stock upon the consummation of an initial public offering in accordance with their terms or if the holders of not less than 75% of such preferred shares approve the conversion. Each share of Series A, B, C and D preferred stock are convertible into one share of common stock. At any time after the conversion of 63,310 shares of Series A preferred, 204,264 shares of Series B preferred, 462,114 shares of Series C preferred and 320,000 shares of Series D preferred, the Company, at its option, may redeem the remaining outstanding shares of preferred stock at a per share price of $3.06, $3.36, $4.40 and $2.20 for Series A, B, C and D preferred stock, respectively.


The Series A has a fourth liquidation preference of $2.78 per share, the Series B has a third liquidation preference up to $1.96 per share and fourth liquidation preference of $1.098 per share, the Series C has a second liquidation preference of $4.00 per share and the Series D has a first liquidation preference of $2.00 per share.


PREFERRED STOCK



Authorized preferred stock not currently designated is issuable in series under such terms and conditions as the board of directors may determine.

                           MADE2MANAGE SYSTEMS, INC.

                           (INFORMATION FOR THE NINE



                 MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)



5.  SHAREHOLDERS' EQUITY (CONTINUED)


STOCK WARRANTS

In conjunction with a 1990 capital lease transaction, the Company issued warrants that entitle the holders to purchase 14,063 shares of series C preferred stock through November 1998 at an exercise price of $4.00 per share.

COMMON STOCK OPTIONS


The Company's Stock Option Plan, adopted in 1990 and amended in July 1996, authorizes the granting of incentive and nonqualified stock options. The Board of Directors has approved up to an aggregate of 1,600,000 shares for issuance under this plan. The exercise price of the options must not be less than the fair market value of the common stock for incentive options, or 85% of the fair market value for nonqualified options, at the date of grant. Options granted under the Stock Option Plan generally vest over four years, with 25% exercisable one year from date of grant and the remaining 75% at the rate of 1/48th of the amount granted at the end of each succeeding full month. Options granted prior to 1996 generally expire five years from the date of grant and options granted subsequently expire ten years from date of grant. The plan terminates in 2001 but may be terminated by the Board of Directors at any time.


At September 30, 1997, options for 325,663 shares of common stock were available for future grants under the plan.

Activity in the option plan is summarized as follows:


                                                    YEARS ENDED DECEMBER 31,
                             -----------------------------------------------------------------------
                                                                                                         NINE MONTHS ENDED
                                                                                                           SEPTEMBER 30,
                                      1994                    1995                     1996                    1997
                             ----------------------  -----------------------  ----------------------  -----------------------
                                         WEIGHTED                 WEIGHTED                WEIGHTED                 WEIGHTED
                                          AVERAGE                  AVERAGE                 AVERAGE                  AVERAGE
                                         EXERCISE                 EXERCISE                EXERCISE                 EXERCISE
                              SHARES       PRICE       SHARES       PRICE      SHARES       PRICE       SHARES       PRICE
                             ---------  -----------  ----------  -----------  ---------  -----------  ----------  -----------
Outstanding at beginning of
  period...................    294,250   $    0.24      318,250   $    0.23     349,325   $    0.22      856,368   $    2.45
  Granted..................     61,000        0.20      176,500        0.25     529,500        3.86      254,500        5.91
  Exercised................    (33,000)       0.30     (141,031)       0.26      (3,438)       0.20      (30,083)       1.55
  Forfeited................     (4,000)       0.30       (4,394)       0.21     (19,019)       1.18      (20,000)       2.55
                             ---------               ----------               ---------               ----------
Outstanding at end of
  period...................    318,250        0.23      349,325        0.22     856,368        2.45    1,060,785        3.31
                             ---------               ----------               ---------               ----------
                             ---------               ----------               ---------               ----------
Options exercisable at end
  of period................    247,123        0.23      137,751        0.20     217,622        0.21      399,867        1.61

                           MADE2MANAGE SYSTEMS, INC.

                           (INFORMATION FOR THE NINE



                 MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)



5.  SHAREHOLDERS' EQUITY (CONTINUED)


Options outstanding at September 30, 1997 are summarized as follows:


                                  WEIGHTED
                                   AVERAGE
                                  REMAINING
                    NUMBER       CONTRACTUAL    NUMBER OF SHARES
EXERCISE PRICE    OUTSTANDING       LIFE           EXERCISABLE
----------------  -----------  ---------------  -----------------
     $0.20           275,618       2.58 years          220,234
      0.40            30,000             2.93           15,000
      3.50           368,167             8.35          145,572
      4.40            61,000             8.69           19,061
      5.30            74,000             9.17          --
      5.75           214,000             9.35          --
      6.85            38,000             9.83          --

The Company applies APB Opinion 25 and related Interpretations in accounting for its option plan. Accordingly, no compensation cost has been recognized. The following table presents pro forma net income had compensation cost been determined based on the fair value at the grant date for awards under the plan in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation.


                                                                   DECEMBER 31,
                                                               --------------------  SEPTEMBER 30,
                                                                 1995       1996         1997
                                                               ---------  ---------  -------------
Pro forma net income (in thousands)..........................  $     388  $   1,403  $          50
Pro forma net income per share...............................                   .53            .06


Based on the option-pricing model, the fair value at grant date of options granted for the years ended December 31, 1995, 1996 and the nine months ended September 30, 1996 and 1997 was $0.12, $1.84 and $2.81, respectively.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 6%; expected life of one year beyond vesting date; and volatility of 60%. In accordance with SFAS No. 123, only options granted in 1995, 1996 and 1997 are included in these calculations and, accordingly, the disclosures are not likely to be representative of the effect on pro forma net income for future years because awards vest over several years and the disclosures do not take into consideration pro forma expense related to grants made prior to 1995 and additional awards generally are made each year.

                           MADE2MANAGE SYSTEMS, INC.

                           (INFORMATION FOR THE NINE



                 MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


6.  OPERATING LEASES


The Company has certain commitments, principally for office space, under long-term operating leases. Future minimum lease payments required under these noncancellable operating leases as of September 30, 1997 for the years ended December 31 are as follows (in thousands):


Payable in:
  1997..............................................................  $      83
  1998..............................................................        411
  1999..............................................................        450
  2000..............................................................        459
  2001..............................................................        462
  Thereafter........................................................        581
                                                                      ---------
                                                                      $   2,446
                                                                      ---------
                                                                      ---------

Rent expense for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997 was $73,000, $142,000, $171,000 and $207,000,
respectively.

7.  INCOME TAXES

Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires the use of the asset and liability approach of accounting for deferred income taxes. Deferred tax assets and liabilities are recognized on differences between the book and tax bases of assets and liabilities using presently enacted tax rates. The provision (benefit) for income taxes is the tax payable or recoverable for the period and the change during the period in deferred tax assets and liabilities.


In the fourth quarter of 1996, the Company recorded an income tax benefit of $1,199,000, reflecting the elimination of the remaining balance of a valuation allowance which had been established to offset future tax benefits of net operating loss carryforwards. The valuation allowance was reversed during 1996 based on management's analysis which considered the Company's profitable operating results and future outlook because of the market acceptance of its Windows product. As a result of this analysis, management determined it was more likely than not that the deferred income taxes at December 31, 1996 would be realized.

                           MADE2MANAGE SYSTEMS, INC.

                           (INFORMATION FOR THE NINE



                 MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


7.  INCOME TAXES (CONTINUED)
The components of the income tax provision (benefit) are as follows (in thousands):

                                                          YEAR ENDED DECEMBER 31,        NINE MONTHS
                                                      -------------------------------  ENDED SEPTEMBER
                                                        1994       1995       1996        30, 1997
                                                      ---------  ---------  ---------  ---------------
Current:
  Federal...........................................  $  --      $  --      $       4     $  --
  State.............................................          5          6         25             8
                                                      ---------  ---------  ---------         -----
                                                              5          6         29             8
                                                      ---------  ---------  ---------         -----
Deferred:
  Federal...........................................     --         --           (962)          166
  State.............................................     --         --            (95)           23
                                                      ---------  ---------  ---------         -----
                                                         --         --         (1,057)          189
                                                      ---------  ---------  ---------         -----
                                                      $       5  $       6  $  (1,028)    $     197
                                                      ---------  ---------  ---------         -----
                                                      ---------  ---------  ---------         -----

The provision for income taxes differs from the federal statutory tax rate as follows:

                                                        YEAR ENDED DECEMBER 31,        NINE MONTHS
                                                    -------------------------------  ENDED SEPTEMBER
                                                      1994       1995       1996        30, 1997
                                                    ---------  ---------  ---------  ---------------
Federal tax at statutory rate.....................  $     152  $     135  $     197     $     177
State income tax, net of federal tax benefit......         17         16         23            21
Non-deductible expenses...........................          4          7         14            15
Research and experimentation credit...............     --         --            (97)          (20)
Reduction in valuation allowance..................       (169)      (155)    (1,199)       --
Other.............................................         (1)         3         34             4
                                                    ---------  ---------  ---------         -----
                                                    $       5  $       6  $  (1,028)    $     197
                                                    ---------  ---------  ---------         -----
                                                    ---------  ---------  ---------         -----

                           MADE2MANAGE SYSTEMS, INC.

                           (INFORMATION FOR THE NINE



                 MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


7.  INCOME TAXES (CONTINUED)
Deferred tax assets and liabilities are comprised of the following (in thousands):


                                                                                   DECEMBER 31,
                                                                               --------------------   SEPTEMBER 30,
                                                                                 1995       1996          1997
                                                                               ---------  ---------  ---------------
Deferred tax assets:
  Net operating loss carryforward............................................  $   1,159  $     919     $     611
  Research and experimentation tax credits carry forward.....................     --             97           117
  Accounts receivable allowance..............................................         34         70            83
  Accrued vacation pay.......................................................          7         23            64
  Deferred revenue...........................................................         32         17            80
  Accrued interest expense...................................................     --             16        --
  Other......................................................................          1          4            11
                                                                               ---------  ---------         -----
                                                                                   1,233      1,146           966
                                                                               ---------  ---------         -----
Deferred tax liabilities:
  Depreciation...............................................................        (34)       (54)          (63)
  Deferred state tax.........................................................     --            (35)          (35)
                                                                               ---------  ---------         -----
                                                                                     (34)       (89)          (98)
                                                                               ---------  ---------         -----
Valuation allowance..........................................................     (1,199)    --            --
                                                                               ---------  ---------         -----
  Total......................................................................  $  --      $   1,057     $     868
                                                                               ---------  ---------         -----
                                                                               ---------  ---------         -----
Recorded as:
  Current deferred income tax asset..........................................  $  --      $     554     $     393
  Long-term deferred income tax asset........................................     --            503           475
                                                                               ---------  ---------         -----
                                                                               $  --      $   1,057     $     868
                                                                               ---------  ---------         -----
                                                                               ---------  ---------         -----



As of September 30, 1997, the Company had net operating loss carryforwards for income tax reporting purposes which expire as follows (in thousands):



2005........................................................  $     176
2006........................................................      1,145
2007........................................................        298
2008........................................................        281
                                                              ---------
                                                              $   1,900
                                                              ---------



The Company also has research and experimentation tax credits of $117,000 which expire commencing in 2009.


8.  EMPLOYEE SAVINGS PLAN

The Company has an employee savings plan which is qualified under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company

                           MADE2MANAGE SYSTEMS, INC.

                           (INFORMATION FOR THE NINE



                 MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


8.  EMPLOYEE SAVINGS PLAN (CONTINUED)
contributions to the plan may be made at the discretion of the Board of Directors. No Company contributions had been made through December 31, 1995. The Board of Directors approved a matching contribution of 25% of the first 6% of employee contributions beginning January 1996. The Company's matching contribution to the savings plan was $39,000 in 1996 and $53,000 in the nine months ended September 30, 1997.


9.  SUBSEQUENT EVENTS (UNAUDITED)



In October 1997, the Company initiated an initial public offering of its common stock. Upon completion of this offering, all of the Company's outstanding convertible preferred stock will convert into an aggregate of 1,479,824 shares of its common stock.



The pro forma shareholders' equity as of September 30, 1997 is presented on the face of the balance sheet to reflect the pro forma automatic conversion of the Company's outstanding convertible preferred stock as if the transaction had occurred at that date.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


NO DEALER, SALESMAN OR ANY PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR, THE SELLING SHAREHOLDERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    5
Use of Proceeds...........................................................   11
Dividend Policy...........................................................   11
Dilution..................................................................   12
Capitalization............................................................   13
Selected Financial Data...................................................   14
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   16
Business..................................................................   24
Management................................................................   36
Principal and Selling Shareholders........................................   43
Description of Capital Stock..............................................   45
Shares Eligible for Future Sale...........................................   47
Underwriting..............................................................   49
Legal Matters.............................................................   51
Experts...................................................................   51
Additional Information....................................................   51
Index to Financial Statements.............................................  F-1


                            ------------------------

UNTIL            , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE SECURITIES, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                2,250,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                               -----------------

                                   PROSPECTUS

                               -----------------


                            FIRST ALBANY CORPORATION
                              VAN KASPER & COMPANY
                              RVR SECURITIES CORP.


                               DECEMBER   , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

The following is a statement of the estimated expenses to be paid by the Registrant in connection with the issuance and distribution of the securities being registered:


EXPENSES                                                                              AMOUNT
----------------------------------------------------------------------------------  ----------
Securities and Exchange Commission Registration fee...............................  $    7,841
National Association of Securities Dealers, Inc. fee..............................       3,088
Nasdaq National Market listing fee................................................      16,500
Printing and engraving expenses...................................................     125,000
Legal fees and expenses...........................................................     150,000
Accounting fees and expenses......................................................     125,000
Blue Sky fees and expenses (including fees of counsel)............................      25,000
Transfer agent and registrar fees and expenses....................................       5,000
Miscellaneous.....................................................................      92,571
                                                                                    ----------
    Total.........................................................................  $  550,000
                                                                                    ----------
                                                                                    ----------


* All of the above items, except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. fee and the Nasdaq fee, are estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Indiana Business Corporation Law ("IBCL"), the provisions of which govern the Registrant, empowers an Indiana corporation to indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation ("Eligible Persons") against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, or
(b) if the challenged action was taken other than in the individual's official capacity as an officer, director, employee or agent, the individual's conduct was at least not opposed to the corporation's best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its Articles of Incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation's articles of incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification for reasonable expenses or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.

Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board or such a committee, or by the shareholders of the corporation.

In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the articles of incorporation or bylaws, resolution of the board of directors or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him in any capacity as such, or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability.

Reference is made to Article 9 of the Articles of Incorporation of the Registrant concerning indemnification of directors, officers, employees and agents.

The Registrant may obtain directors' and officers' liability insurance, the effect of which will be to indemnify the directors and officers of the corporation and its subsidiaries against certain losses caused by errors, misleading statements, wrongful acts, omissions, neglect or breach of duty by them or any matter claimed against them in their capacities as directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

The Registrant has issued the following securities during the three year period ending October 17, 1997:

    1. An aggregate of 164,052 shares of Common Stock were issued to 19 key employees, former employees and members of the Registrant's Board of Directors at various times upon the exercise of options granted pursuant to the Registrant's Stock Option Plan for consideration equal to the fair market value of the shares purchased on the date of the option grant. The issuances of these shares of Common Stock were exempt from registration under the Securities Act by reason of Rule 701 of the Securities and Exchange Commission and Section 4(2) thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS:

The list of exhibits is incorporated herein by reference to the Index to Exhibits on pages E-1 through E-2.

    (b) FINANCIAL STATEMENT SCHEDULES:

The following Schedule is filed as part of this Registration Statement:

Schedule II - Valuation and Qualifying Accounts

All other schedules are omitted since the required information is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes thereto.

ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification for such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liabilities under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus to be filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on the 24th day of November, 1997.


                                MADE2MANAGE SYSTEMS, INC.

                                By:             /s/ DAVID B. WORTMAN
                                     -----------------------------------------
                                                  David B. Wortman
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



          SIGNATURE                      CAPACITY                  DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
     /s/ DAVID B. WORTMAN         Officer and Director
------------------------------    (Principal Executive       November 24, 1997
       David B. Wortman           Officer)

                                Vice President, Finance
                                  and Administration,
     /s/ STEPHEN R. HEAD*         Chief Financial Officer,
------------------------------    Secretary and Treasurer    November 24, 1997
       Stephen R. Head            (Principal Financial
                                  Officer and Principal
                                  Accounting Officer)

        /s/ IRA CORON*
------------------------------  Chairman of the Board of     November 24, 1997
          Ira Coron               Directors

   /s/ GREGORY F. EHLINGER*
------------------------------  Director                     November 24, 1997
     Gregory F. Ehlinger

   /s/ STANDISH H. O'GRADY*
------------------------------  Director                     November 24, 1997
     Standish H. O'Grady




*Signed   /s/ DAVID B. WORTMAN
By:   -------------------------
          David B. Wortman
          ATTORNEY-IN-FACT

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
Made2Manage Systems, Inc.


In connection with our audits of the financial statements of Made2Manage Systems, Inc. as of December 31, 1995 and 1996 and September 30, 1997, and for each of the three years in the period ended December 31, 1996 and the nine months ended September 30, 1997, which financial statements are included in the Prospectus, we have also audited the financial statement schedules listed in
Item 16b herein.


In our opinion, these financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.


                                          Coopers & Lybrand L.L.P.



Indianapolis, Indiana
November 12, 1997

                           MADE2MANAGE SYSTEMS, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)


                     COLUMN A                           COLUMN B              COLUMN C            COLUMN D        COLUMN E
                                                                             ADDITIONS
                                                                      ------------------------
                                                                        CHARGED      CHARGED
                                                       BALANCE AT      TO COSTS        TO                          BALANCE
                                                        BEGINNING         AND        SUPPORT                     AT THE END
DESCRIPTION                                             OF PERIOD      EXPENSES      REVENUE     DEDUCTIONS       OF PERIOD
---------------------------------------------------  ---------------  -----------  -----------  -------------  ---------------
Year Ended December 31, 1994:
  Deducted from asset accounts:
  Allowance for doubtful accounts..................     $      46      $     132    $  --         $    (103)      $      75

Year Ended December 31, 1995:
  Deducted from asset accounts:
  Allowance for doubtful accounts..................     $      75      $      90    $  --         $     (73)      $      92

Year Ended December 31, 1996:
  Deducted from asset accounts:
  Allowance for doubtful accounts..................     $      92      $     140    $  --         $     (44)      $     188

Nine Months Ended September 30, 1997:
  Deducted from asset accounts:
  Allowance for doubtful accounts..................     $     188      $     165    $     115     $    (212)      $     256

                           MADE2MANAGE SYSTEMS, INC.
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-1
                               INDEX TO EXHIBITS


  NUMBER ASSIGNED IN       EXHIBIT
REGULATION S-K ITEM 601    NUMBER                                    DESCRIPTION OF EXHIBIT
-----------------------  -----------  ------------------------------------------------------------------------------------
              (1)               1.1   Form of Underwriting Agreement
              (2)                     No Exhibit
              (3)               3.1   Amended and Restated Articles of Incorporation of Made2Manage Systems, Inc.
                                3.2   Amended and Restated Code of By-Laws of Made2Manage Systems, Inc.
              (4)               4.1   Specimen Stock Certificate for Common Stock
                                4.2   See Exhibits 3.1 and 3.2
              (5)               5.1   Opinion of Ice Miller Donadio & Ryan
              (8)                     No Exhibit
              (9)                     No Exhibit
             (10)              10.1   [Intentionally deleted and not replaced.]
                               10.2   [Intentionally deleted and not replaced.]
                               10.3   Abra Cadabra Software Reseller Agreement between Abra Cadabra Software, Inc. and
                                        Made2Manage Systems, Inc., dated August 1, 1995*
                               10.4   License Agreement by and between Sourcemate Information Systems, Inc. and Teksyn,
                                        Inc. dated April 1, 1986*
                               10.5   Term Loan Agreement by and between NBD Bank, N.A. and Teksyn, Inc. dated March 20,
                                        1995, in the amount of $112,500.00*
                               10.6   Installment Business Loan Note by and between NBD Bank, N.A. and Teksyn, Inc. dated
                                        March 20, 1995, in the amount of $112,500.00*
                               10.7   [Intentionally deleted and not replaced.]
                               10.8   [Intentionally deleted and not replaced.]
                               10.9   Business Credit Note by and between NBD Bank, N.A. and Made2Manage Systems, Inc.
                                        dated September 27, 1995, in the amount of $212,500.00*
                               10.10  Business Credit Note by and between NBD Bank, N.A. and Made2Manage Systems, Inc.
                                        dated March 27, 1996, in the amount of $510,000.00*
                               10.11  First Amendment to Credit Agreement by and between NBD Bank, N.A. and Made2Manage
                                        Systems, Inc. dated September 27, 1995*
                               10.12  Second Amendment to Credit Agreement by and between NBD Bank, N.A. and Made2Manage
                                        Systems, Inc. dated March 27, 1996*
                               10.13  Third Amendment to Credit Agreement by and between NBD Bank, N.A. and Made2Manage
                                        Systems, Inc. dated June 25, 1996*
                               10.14  Extension Agreement by and between NBD Bank, N.A. and Made2Manage Systems, Inc.
                                        dated January 14, 1997*
                               10.15  Continuing Security Agreement by and between NBD Bank, N.A. and Made2Manage Systems,
                                        Inc. dated March 20, 1995*
                               10.16  Form of Made2Manage Systems, Inc. Stock Option Agreement
                               10.17  Made2Manage Systems, Inc. Employee Stock Option Plan
                               10.18  Fourth Amendment to Credit Agreement by and between NBD Bank, N.A. and Made2Manage
                                        Systems, Inc. dated May 14, 1997

  NUMBER ASSIGNED IN       EXHIBIT
REGULATION S-K ITEM 601    NUMBER                                    DESCRIPTION OF EXHIBIT
-----------------------  -----------  ------------------------------------------------------------------------------------
                               10.19  Master Demand Business Loan Note by and between NBD Bank, N.A. and Made2Manage
                                        Systems, Inc. dated May 14, 1997, in the amount of $1,000,000
                               10.20  Installment Business Loan Note by and between NBD Bank, N.A. and Made2Manage
                                        Systems, Inc. dated May 14, 1997, in the amount of $600,000
                               10.21  Continuing Security Agreement by and between NBD Bank, N.A. and Made2Manage Systems,
                                        Inc. dated June 25, 1996
                               10.22  Made2Manage Systems, Inc. Employee Stock Purchase Plan
                               10.23  Third Amended and Restated Modification Agreement
                               10.24  Credit Agreement by and between NBD Bank, N.A. and Teksyn, Inc., dated June 9, 1995
             (11)              11.1   Statement Regarding Computation of Per Share Earnings*
             (12)                     No Exhibit
             (15)                     No Exhibit
             (16)                     No Exhibit
             (21)                     No Exhibit
             (23)              23.1   Consent of Ice Miller Donadio & Ryan (included in Exhibit 5.1)
                               23.2   Consent of Coopers & Lybrand L.L.P., independent public accountants
             (24)                     See Signature Page
             (25)                     No Exhibit
             (26)                     No Exhibit
             (27)              27.1   Financial Data Schedule*
             (99)                     No Exhibit


------------------------


*   Previously filed


                                      E-2